EXHIBIT 2.1
AGREEMENT OF REORGANIZATION AND MERGER

THIS AGREEMENT OF REORGANIZATION AND MERGER, dated as of June 25, 2007 ("Agreement"), is made by and between NATIONAL PENN BANCSHARES, INC., a Pennsylvania corporation ("NPB"), and CHRISTIANA BANK & TRUST COMPANY, a Delaware banking corporation ("CBT").

BACKGROUND

1.           NPB desires to acquire CBT.

2.           The Board of Directors of CBT has determined that it would be in the best interests of CBT, its stockholders, its employees, its customers and the communities served by CBT to be acquired by NPB.

3.           NPB will form an interim bank as a directly wholly owned subsidiary of NPB (“Interim Bank”) which will merge with and into CBT (the “Merger”) with CBT being the survivor of the Merger as a wholly owned subsidiary of NPB

4.           All of the issued and outstanding shares of common stock of CBT will be converted in the Merger into the right to receive stock of NPB or cash, all in accordance with this Agreement and the applicable laws of the State of Delaware.

5.           As a condition and inducement to NPB to enter into this Agreement, the directors and certain officers of CBT are each concurrently executing a Letter Agreement in the form attached hereto as Exhibit 1 (the "Letter Agreement").

6.           As a condition and inducement to each of NPB and CBT to enter into this Agreement, NPB is concurrently entering into agreements (the "Key Management Agreements") with Zissimos A. Frangopoulos, Thomas A. Campbell and Chris J. Cusatis, regarding the terms of their employment following consummation of the Merger.

7.           Each of the parties, by signing this Agreement, adopts it as a plan of reorganization as defined in Section 368(a) of the Internal Revenue Code of 1986, as amended (the “IRC”) and intends the Merger to be a reorganization as defined in IRC Section 368(a).

8.           NPB and CBT desire to set forth in this Agreement the terms and conditions governing the Merger and the other transactions contemplated hereby.

NOW THEREFORE, in consideration of the premises and of the mutual covenants, agreements, representations and warranties herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

GENERAL

1.01  Definitions.  As used in this Agreement, the following terms shall have the indicated meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

Adjusted CBT Option has the meaning given to that term in Section 2.08(c) of this Agreement.

Affiliate means, with respect to any corporation, any person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such corporation and, without limiting the generality of the foregoing, includes any executive officer, director or 10% equity owner of such corporation.

Aggregate Common Stock Consideration has the meaning given to that term in Section 2.02(a) of this Agreement.

Agreement means this Agreement of Reorganization and Merger, including any amendment or supplement hereto.

Application means an application for regulatory approval which is required for the consummation of the Contemplated Transactions.

Cash Consideration has the meaning given to such term in Section 2.02(a)(ii) of this Agreement.

Cash Election Shares has the meaning given to such term in Section 2.02(b)(ii) of this Agreement.

CBT means Christiana Bank & Trust Company, a Delaware banking corporation.

CBT Board Member means a director of CBT immediately prior to the Closing Date who becomes, and on the date when a decision is to be made by the CBT Board Members under this Agreement is, a member of the CBT Board of Directors.

CBT Benefit Plans has the meaning given to that term in Section 3.12(a) of this Agreement.

CBT Certificate has the meaning given to that term in Section 2.09(a) of this Agreement.

CBT Common Stock has the meaning given to that term in Section 3.02(a) of this Agreement.

CBT Disclosure Schedule means, collectively, the disclosure schedules delivered by CBT to NPB at or prior to the execution and delivery of this Agreement.

CBT ERISA Affiliate has the meaning given to such term in Section 3.12(a) of this Agreement.

CBT Financials means (a) the audited consolidated financial statements of CBT as of December 31, 2006 and 2005 and for each of the three years in the period ended December 31, 2006, and (b) the unaudited interim consolidated financial statements of CBT for each calendar quarter after December 31, 2006.

CBT ISO has the meaning given to that term in Section 2.08(b) of this Agreement

CBT NPBank Nominee has the meaning given to that term in Section 5.08(c)(iii) of this Agreement.

CBT NQS Option has the meaning given to that term in Section 2.08(a) of this Agreement.

CBT Options has the meaning given to that term in Section 2.08(b) of this Agreement.

CBT Option Plan means the 1992 Stock Option Plan, the 1998 Stock Option Plan and the 2006 Long-Term Incentive Compensation Plan.

CBT Stockholders Meeting  has the meaning given to such term in Section 5.08(a)(i).

Certificate of Merger means the certificate of merger to be executed by Interim Bank and CBT and to be filed with the DST, in accordance with the applicable laws of the State of Delaware.

Closing has the meaning given to such term in Section 1.02 of this Agreement.

Closing Date means the date on which the last condition precedent provided in this Agreement (other than those conditions which are to be fulfilled at the Closing) has been fulfilled or waived, or such other date as soon as practicable thereafter as the parties hereto may agree.

Common Stock Consideration has the meaning given to such term in Section 2.02(a)(i) of this Agreement.

Common Stock Election Shares has the meaning given to such term in Section 2.02(b)(i) of this Agreement.

Confidentiality Agreements means the confidentiality letter agreement dated April 30, 2007 between NPB and KBW and the confidentiality letter agreement dated June 4, 2007 between NPB and CBT.

Contemplated Transactions means (a) the Merger of Interim Bank with and into CBT, with CBT surviving such Merger, and (b) the performance by NPB and CBT of their respective covenants and obligations under this Agreement.

CRA means the Community Reinvestment Act of 1977, as amended, and the rules and regulations promulgated from time to time thereunder.

DBC means the Delaware Banking Code which is set forth in Title 5 of the Delaware Code, as the same may be amended from time to time.

Determination Date means the trading day one (1) day prior to the date on which the last required approval of a Regulatory Authority required for the consummation of the Contemplated Transactions is obtained, without regard to any requisite waiting period.

Determination Period has the meaning given to such term in Section 2.05 of this Agreement.

Dissenting Shares has the meaning given to that term in Section 2.07 of this Agreement.

DST means the Secretary of State of the State of Delaware.

Effective Date means the date on which the Merger is effective, which is the date that the Certificate of Merger is filed with the DST, and shall be the same as the Closing Date or as soon thereafter as is practicable.

Election means (i) a Common Stock Election (that is, the election by a CBT stockholder to receive Common Stock Consideration in the Merger pursuant to Section 2.02(b)(i)), (ii) a Cash Election (that is, the election by a CBT stockholder to receive Cash Consideration in the Merger pursuant to Section 2.02(b)(ii)) or (iii) a Mixed Election (that is, the election by a CBT  stockholder to receive a mixture of Common Stock Consideration and Cash Consideration in the Merger pursuant to Section 2.02(c)).

Election Deadline means 5:00 p.m., eastern prevailing time, on the day of the CBT Stockholders Meeting.

Election Form means a form, in such form as NPB and CBT shall mutually agree, on which holders of CBT Common Stock shall make an Election.

Environmental Law means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, administrative order, judgment, decree, injunction or agreement with any Regulatory Authority (any such agreements only as applicable to NPB or CBT, as the case may be) relating to (i) the protection, preservation or restoration of the environment, including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource, and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, whether by type or by quantity, including any material containing any such substance as a component.

ERISA means the Employee Retirement Income Security Act of 1974, as amended.

Exchange Act means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated from time to time thereunder.

Exchange Agent means Mellon Investor Services (or such other agent designated by NPB and reasonably acceptable to CBT) that will act as the exchange agent for purposes of conducting the election procedures described in Section 2.02(b) and the exchange procedure described in Section 2.09.

Exchange Ratio has the meaning given to that term in Section 2.02(a)(i), as the same may be adjusted pursuant to Section 2.06, and as the same may be further adjusted pursuant to Section 2.10.

Face Value means the aggregate face value(s) of the death benefit(s) to be paid to NPB or CBT on any insurance policy or policies on the death of Thomas A. Campbell obtained by CBT pursuant to Section 5.08(a)(iv), it being understood that face value shall not include any amounts which are not payable by reason of suicide or participation in any activities otherwise not covered or which Mr. Campbell represents he does not participate in as part of the insurance application process.

FDIC means the Federal Deposit Insurance Corporation.

FRB means the Federal Reserve Board.

GAAP means accounting principles generally accepted in the United States.

GCL means the General Corporation Law of the State of Delaware, as amended.

Interim Bank has the meaning given to such term in the Background Section of this Agreement.

Insurance Adjustment has the meaning given to such term in Section 2.06(c) of this Agreement.

IRC has the meaning given to such term in the Background Section of this Agreement.

IRS means the Internal Revenue Service.

KBW means Keefe Bruyette & Woods, Inc.

Key Management Agreements has the meaning given to such term in the Background Section of this Agreement.

Key Manager Event means the death or disability of a Key Manager.

Key Manager means Zissimos A. Frangopoulos or Thomas A. Campbell.

Knowledge of CBT means the knowledge of CBT's executive officers and directors.

Knowledge of NPB means the knowledge of NPB's executive officers and directors.

Letter Agreement has the meaning given to such term in the Background Section of this Agreement.

Material Adverse Effect means a change, circumstance, event or effect that has been or would be materially adverse to (a) the business, financial condition or results of operations of CBT on a consolidated basis (when such term is used in Article III hereof) or NPB on a consolidated basis (when such term is used in Article IV hereof) or (b) the ability of such party to consummate the Contemplated Transactions, other than, in each case, any change, circumstance, event or effect relating to (i) any change occurring after the date hereof in any federal or state law, rule or regulation or in GAAP, which change affects banking institutions generally, including any change affecting the Bank Insurance Fund of the FDIC, and not disparately impacting CBT or NPB, (ii) changes in general economic, legal, regulatory or political conditions affecting banking institutions generally, including, but not limited to, changes in interest rates and not disparately impacting CBT or NPB, (iii) expenses incurred in connection with this Agreement and the Contemplated Transactions, (iv) actions or omissions of a party (or any of its Subsidiaries) taken pursuant to the terms of this Agreement or the Contemplated Transactions, and (v) the effects of any action or omission taken by a party hereto with the prior consent of the other party.

Merger has the meaning given to such term in the Background Section of this Agreement.

Merger Consideration has the meaning given to such term in Section 2.02(a)(ii) of this Agreement.

Mixed Election has the meaning given that term in Section 2.02(c) of this Agreement.

NASD means the National Association of Securities Dealers, Inc.

Nasdaq means the Global Select Market tier of The Nasdaq Stock Market operated by the NASD.

No-Election Shares has the meaning given to such term in Section 2.02(b).

NPB means National Penn Bancshares, Inc., a Pennsylvania corporation.

NPB Common Stock means the shares of common stock, without par value, of NPB.

NPB Disclosure Schedule means, collectively, the disclosure schedules delivered by NPB to CBT at or prior to the execution and delivery of this Agreement.

NPB Financials means (a) the audited consolidated financial statements of NPB as of December 31, 2006 and 2005 and for each of the three years in the period ended December 31, 2006, and (b) the unaudited interim consolidated financial statements of NPB for each calendar quarter after December 31, 2006.

NPB Market Value has the meaning given to such term in Section 2.05 of this Agreement.

NPBank means National Penn Bank, a national banking association, all the outstanding capital stock of which is owned by NPB.

NPB/NPBank Bylaws Restrictions means the provisions of the NPB and NPBank bylaws that require the retirement of a director as of the annual meeting next following that director's reaching age 72.

OSBC means the Office of the State Banking Commissioner of the State of Delaware.

Prospectus/Proxy Statement means the prospectus/proxy statement, together with any supplements thereto, to be sent to holders of CBT Common Stock in connection with the CBT Stockholders Meeting.

Reallocated Cash Shares has the meaning given to that term in Section 2.02(e)(ii)(B).

Reallocated Common Stock Shares has the meaning given to that term in Section 2.02(e)(i)(C).

Registration Statement means the registration statement on Form S-4, which includes the Prospectus/Proxy Statement as a part thereof, and including any pre-effective or post-effective amendments or supplements thereto, as filed with the SEC under the Securities Act with respect to the NPB Common Stock to be issued in connection with the Contemplated Transactions.

Regulatory Agreement has the meaning given to that term in Sections 3.11 of this Agreement.

Regulatory Authority means any agency or department of any federal, state or local government or of any self-regulatory organization, including without limitation the SEC, the OSBC, the FDIC, the NASD, the FRB and the respective staffs thereof.

Rights means warrants, options, rights, convertible securities and other capital stock equivalents which obligate an entity to issue its securities.

Rights Agreement means the Rights Agreement dated August 23, 1989, as amended August 21, 1999, between NPB and NPBank, as Rights Agent.

SEC means the Securities and Exchange Commission.

Securities Act means the Securities Act of 1933, as amended, and the rules and regulations promulgated from time to time thereunder.

Securities Documents means all registration statements, schedules, statements, forms, reports, proxy material, and other documents required to be filed under the Securities Laws or in the case of CBT, the Federal Deposit Insurance Act.

Securities Laws means the Securities Act and the Exchange Act and the rules and regulations promulgated from time to time thereunder.

Subsidiary means any corporation, limited liability company or other entity, 50% or more of the capital stock or other interests of which is owned, either directly or indirectly, by another entity.

Surviving Bank has the meaning given to such term in Section 1.02(c)(iv) of this Agreement.

1.02  The Merger.

(a)           Closing.  The closing of the Contemplated Transactions (the "Closing") will take place on the Closing Date at a time and place to be agreed upon by the parties hereto; provided, in any case, that all conditions to closing set forth in Article VI of this Agreement (other than the delivery of certificates, opinions, and other instruments and documents to be delivered at the Closing) have been satisfied or waived at or prior to the Closing Date.

(b)           Interim Bank.  NPB will cause Interim Bank to be duly organized as a Delaware interim bank.  Interim Bank will be formed solely for the purpose of engaging in the Merger and NPB shall not permit Interim Bank to engage in any other business activities or incur any liabilities or obligations other than as contemplated herein

(c)           The Merger.  Subject to the terms and conditions of this Agreement and in accordance with the GCL, on the Effective Date:

(i)           Interim Bank shall merge with and into CBT;

(ii)           the separate existence of Interim Bank shall cease;

(iii)           CBT shall be the surviving corporation in the Merger; and

(iv)           all of the property (real, personal and mixed), rights, powers, duties, obligations and liabilities of Interim Bank shall be taken and deemed to be transferred to and vested in CBT, as the surviving corporation in the Merger (the “Surviving Bank”), without further act or deed;

all in accordance with the applicable laws of the State of Delaware.

(d)           Surviving Bank’s Certificate of Incorporation and Bylaws.  On and after the Effective Date, the certificate of incorporation of CBT, as in effect immediately prior to the Effective Date, shall automatically be and remain the certificate of incorporation of Surviving Bank until thereafter altered, amended or repealed.  On and after the Effective Date, the bylaws of CBT, as in effect immediately prior to the Effective Date and as modified in accordance with the next sentence, shall automatically be and remain the bylaws of Surviving Bank until thereafter altered, amended or repealed. Effective on the Merger, the bylaws of the Surviving Bank shall be revised to provide for a mandatory retirement age of the directors at seventy-two (72) years; provided, however, that any person who is a director of CBT immediately prior to the Merger and is seventy (70) years or older will not be affected by this provision prior to the third year anniversary of the Effective Date and provided further that upon the recommendation of the Chief Executive Officer of NPB and approval of the Nominating and Corporate Governance Committee of NPB, the exception to the mandatory retirement may be further extended beyond the third year anniversary for any of such persons.

(e)           CBT’s Board of Directors and Officers.

(i)           On and after the Effective Date, the directors of CBT duly elected and holding office immediately prior to the Effective Date and which shall be identified by CBT to NPB within 30 days following execution of this Agreement shall be directors of the Surviving Bank and shall be joined by other directors to be appointed by NPB as provided for in Section 5.08(c)(iv), each to hold office until his or her successor is elected and qualified or otherwise in accordance with applicable law, the certificate of incorporation and bylaws of the Surviving Bank.

(ii)           On and after the Effective Date, the officers of the Surviving Bank shall be as set forth on Exhibit 1.02(e)(ii) attached hereto, each to hold office until his or her successor is elected and qualified or otherwise in accordance with applicable law, the certificate of incorporation and bylaws of Surviving Bank.

ARTICLE II

CONSIDERATION; ELECTION AND EXCHANGE PROCEDURES

2.01  Interim Bank Common Stock.

(a)           Outstanding Shares of Interim Bank.  Each share of Common Stock of Interim Bank issued and outstanding immediately prior to the Effective Date shall, on and after the Effective Date, continue to be issued and outstanding as an identical share of Surviving Bank Common Stock.

2.02  CBT Common Stock.

(a)  Conversion Alternatives.  Subject to Sections 2.03, 2.04 and 2.07 below with respect to treasury stock, fractional shares and Dissenting Shares, each share of CBT Common Stock issued and outstanding immediately prior to the Effective Date, shall, on the Effective Date, by reason of the Merger and without any action on the part of the holder thereof, cease to be outstanding and be converted into the right to receive, at the election of the holder thereof:

(i)  2.176 shares of NPB Common Stock (the "Exchange Ratio"), including the associated rights to purchase securities pursuant to the Rights Agreement, subject to adjustment as provided in Section 2.06 and Section 2.10 below (the "Common Stock Consideration"); or

(ii)  $37.69 in cash, subject to adjustment as provided in Section 2.06 below (the "Cash Consideration" and collectively with the Common Stock Consideration, the "Merger Consideration").

Notwithstanding the foregoing, the number of shares of CBT Common Stock to be converted into the right to receive the Common Stock Consideration on the Effective Date (the "Aggregate Common Stock Consideration") shall be equal to eighty percent (80%) of the total number of shares of CBT Common Stock issued and outstanding on the Effective Date.

(b)  Election Procedures.  NPB and CBT shall cause the Exchange Agent to mail an Election Form together with the Prospectus/Proxy Statement to holders of CBT Common Stock as of the record date for the CBT Stockholders Meeting.  Each Election Form shall permit the holder (or in the case of nominee record holders, the beneficial owner through proper instructions and documentation) subject to Section 2.02(c):

(i)  to elect to receive the Common Stock Consideration with respect to any or all of their shares of CBT Common Stock (the "Common Stock Election Shares"); or

(ii)  to elect to receive the Cash Consideration with respect to any or all of their shares of CBT Common Stock (the "Cash Election Shares").

If a holder of CBT Common Stock either: (i) does not submit a properly completed Election Form before the Election Deadline, (ii) revokes an Election Form prior to the Election Deadline and does not resubmit a properly completed Election Form prior to the Election Deadline, or (iii) fails to perfect his, her or its dissenters’ rights pursuant to Section 2.07 of this Agreement, the shares of CBT Common Stock held by such holder shall be designated "No-Election Shares".  Nominee record holders who hold CBT Common Stock on behalf of multiple beneficial owners shall indicate how many of the shares held by them are Common Stock Election Shares, Cash Election Shares and No-Election Shares.

Dissenting Shares shall in no event be classified as holders of Reallocated Common Stock Shares pursuant to Section 2.02(e)(i) below.

(c)  Mixed Election.  Subject to the immediately following sentence, each record holder of shares of CBT Common Stock immediately prior to the Effective Date shall be entitled to elect to receive shares of NPB Common Stock for a portion of such holder's shares of CBT Common Stock and cash for the remaining portion of such holder's shares of CBT Common Stock (the "Mixed Election").  With respect to each holder of CBT Common Stock who makes a Mixed Election, the shares of CBT Common Stock that such holder elects to be converted into the right to receive the Common Stock Consideration shall be treated as Common Stock Election Shares and the shares such holder elects to be converted into the right to receive the Cash Consideration shall be treated as Cash Election Shares.

(d)  Effective Election.  Any Election shall be properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline.  Any Election Form may be revoked or changed by the person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such written notice is actually received by the Exchange Agent at or prior to the Election Deadline.  The Exchange Agent shall have reasonable discretion to (i) determine whether any election, modification or revocation is received, (ii) determine whether any election, modification or revocation has been properly made, and (iii) disregard immaterial defects in any Election Form.  Good faith determinations made by the Exchange Agent regarding such matters shall be binding and conclusive.  Neither NPB, CBT nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

(e)  Allocation.  The Exchange Agent shall effect the allocation among the holders of CBT Common Stock of rights to receive NPB Common Stock or cash in accordance with the Election Forms as follows:

(i)  Aggregate Common Stock Consideration Under Subscribed.  If the number of shares represented by the aggregate Common Share Election Shares is less than the Aggregate Common Stock Consideration, then:

(A)  all Common Stock Election Shares shall be converted into the right to receive the Common Stock Consideration;

(B)  No-Election Shares shall be deemed to be Common Stock Election Shares to the extent necessary to have the number of shares represented by the aggregate Common Stock Election Shares equal the Aggregate Common Stock Consideration.  If less than all of the No-Election Shares need to be treated as Common Stock Election Shares, then the Exchange Agent shall select which No-Election Shares shall be treated as Common Stock Election Shares in such manner as the Exchange Agent, in its sole discretion, shall determine.  All remaining No-Election Shares shall thereafter be treated as Cash Election Shares;

(C)  If all of the No-Election Shares are treated as Common Stock Election Shares under the preceding subsection and the number of shares represented by the aggregate Common Stock Election Shares remains less than the Aggregate Common Stock Consideration, then the Exchange Agent shall convert, on a pro rata basis described in subsection 2.02(e)(iv) below, a sufficient number of Cash Election Shares into Common Stock Election Shares

 ("Reallocated Common Stock Shares") such that the number of shares represented by the aggregate Common Stock Election Shares, including the Reallocated Common Stock Shares, equals the Aggregate Common Stock Consideration, and thereafter all Reallocated Common Stock Shares will be converted into the right to receive the Common Stock Consideration; and

(D) the Cash  Election Shares which are not Reallocated Common Stock Shares shall be converted into the right to receive the Cash Consideration.

(ii)  Aggregate Common Stock Consideration Oversubscribed.  If the number of shares represented by the aggregate Common Stock Election Shares is more than the Aggregate Common Stock Consideration, then:

(A)  all Cash Election Shares and No-Election Shares shall be converted into the right to receive the Cash Consideration;

(B)  the Exchange Agent shall convert, on a pro rata basis described in subsection 2.02(e)(iv) below, a sufficient number of Common Stock Election Shares into Cash Election Shares ("Reallocated Cash Shares") such that the amount of cash represented by the remaining aggregate Common Stock Election Shares equals the Aggregate Common Stock Consideration, and thereafter all Reallocated Cash Shares will be converted into the right to receive the Cash Consideration; and

(C) the Common Stock Election Shares which are not Reallocated Cash Shares shall be converted into the right to receive the Common Stock Consideration.

(iii)  Aggregate Common Stock Consideration.  If the number of shares represented by the aggregate Common Stock Election Shares is equal to the Aggregate Common Stock Consideration, then subsections (e)(i) and (ii) shall not apply, and all Common Stock Election shares shall be converted into the right to receive the Common Stock Consideration and all Cash Election Shares and all No-Election Shares shall be converted into the right to receive the Cash Consideration.

(iv)  Pro Rata Reallocations.  If the Exchange Agent is required pursuant to subsection 2.02(e)(i)(C) to convert some Cash Election Shares into Reallocated Common Stock Shares, each holder of Cash Election Shares shall be allocated a pro rata portion of the total Reallocated Common Stock Shares.  If the Exchange Agent is required pursuant to subsection 2.02(e)(ii)(B) to convert some Common Stock Election Shares into Reallocated Cash Shares, each holder of Common Stock Election Shares shall be allocated a pro rata portion of the total Reallocated Cash Shares.

2.03  Treasury Stock and Stock Owned by CBT.  Notwithstanding anything in this Agreement to the contrary, each share of CBT Common Stock which is either issued and held in the treasury of CBT or issued and held by CBT or its Subsidiaries (other than shares held in an agency or fiduciary capacity or as a result of debts previously contracted ) as of the Effective Date, if any, shall be cancelled, and no cash, stock or other property shall be delivered in exchange therefor.

2.04  Fractional Shares.  Fractional shares of NPB Common Stock may be issued in connection with the Merger pursuant to the Exchange Agent’s direct registration system (or other comparable system that provides for payment of the Common Stock Consideration in the form of book-entry shares).

2.05  Market Value of NPB Common Stock.  For purposes of this Agreement, the market value of a share of NPB Common Stock ("NPB Market Value") shall be deemed to be the average of the closing sale price of a share of NPB Common Stock, as reported on Nasdaq, as published in the Wall Street Journal, for the ten (10) trading days (the "Determination Period") ending on the Determination Date.

2.06  Exchange Ratio and Cash Consideration Adjustments.

(a)           If the NPB Market Value is less than $15.63, then the Exchange Ratio shall be adjusted to that number which, when multiplied by the NPB Market Value, equals $34.00.

(b)           If the NPB Market Value is more than $17.69, then the Exchange Ratio shall be adjusted to that number which, when multiplied by the NPB Market Value, equals $38.50.

(c)           Notwithstanding the forgoing and the provisions of Section 2.02, if a Key Manager Event occurs at any time prior to Closing, each share of CBT Common Stock entitled to receive Cash Consideration shall receive $36.00 per share, and each share of CBT Common Stock to be converted into Common Stock Consideration shall be entitled to receive the lesser of  (A) that number of shares of NPB Common Stock determined by dividing $36.00 by the NPB Market Value or (B) that number of shares of NPB Common Stock determined by the Exchange Ratio, as adjusted by Section 2.06(a) above.  If the Key Manager Event involves the death of Thomas A. Campbell, then each $36.00 referenced in this Section 2.06(c) shall become $32.00 plus an Insurance Adjustment, if any.  “Insurance Adjustment” means that amount determined by multiplying $4.00 by a fraction, the numerator of which will be the Face Value, and the denominator of which shall be $6,000,000.  In no event will the Insurance Adjustment exceed $4.00.

2.07 Dissenting Stockholders.

(a)           The outstanding shares of CBT Common Stock, the holders of which have timely filed written notices of an intention to demand appraisal for their shares ("Dissenting Shares") pursuant to Section 788 of the DBC and have not effectively withdrawn or lost their dissenters’ rights under the DBC, shall not be converted into or represent a right to receive shares of NPB Common Stock or cash under this Agreement, and the holders thereof shall be entitled only to such rights as are granted by Section 788 of the DBC.

(b)  If any such holder of CBT Common Stock shall have failed to perfect or effectively shall have withdrawn or lost such right, and if such holder shall have delivered a properly completed Election Form to the Exchange Agent by the Election Deadline, the Dissenting Shares held by such holder shall be converted into a right to receive NPB Common Stock or cash in accordance with the applicable provisions of this Agreement.  If any such holder of CBT Common Stock shall have failed to perfect or effectively shall have withdrawn or lost such right, and if such holder shall not have delivered a properly completed Election Form to the Exchange Agent by the Election Deadline, the Dissenting Shares held by such holder shall be designated No-Election Shares and shall be converted on a share by share basis into either the right to receive NPB Common Stock and/or cash in accordance with the applicable provisions of this Agreement.

(c)  All payments in respect of Dissenting Shares, if any, will be made by NPB.

2.08  Stock Options.

(a)  Non-Qualified Stock Options.  On and after the Effective Date, each non-qualified stock option (each, a "CBT NQS Option") to purchase shares of CBT Common Stock issued by CBT and outstanding on the Effective Date shall remain outstanding, subject to the following adjustments:

(i) each CBT NQS Option will constitute a right to purchase a number of shares of NPB Common Stock determined in accordance with Section 2.08(a)(ii), below, at a price equal to the amount determined in accordance with Section 2.08(a)(iii), below;

(ii) the number of shares of NPB Common Stock subject to each CBT NQS Option immediately following the Effective Date will be equal to the quotient of: (1) the product of the number of shares of CBT Common Stock originally subject to that option times the original exercise price of that option, divided by (2) the adjusted exercise price of that option immediately following the Effective Date, as determined in accordance with Section 2.08(a)(iii), below; and

(iii) the exercise price of each CBT NQS Option immediately after the Effective Date will be equal to the quotient of: (x) the product of the closing price of NPB Common Stock on the Effective Date times the original exercise price of that option, divided by (y) the Cash Consideration, as adjusted by Section 2.06.

(b)  Incentive Stock Options.  On and after the Effective Date, each incentive stock option (each, a “CBT ISO”, and together with CBT NQS Options, the “CBT Options”) to purchase shares of CBT Common Stock issued by CBT and outstanding on the Effective Date shall remain outstanding, subject to the following adjustments made in a manner consistent with IRC Section 424(a) and Treas. Reg. 1.425-1(a)(4)(i):

(i) each CBT ISO will constitute a right to purchase a number of shares of NPB Common Stock determined in accordance with Section 2.08(b)(ii), below, at a price equal to the amount determined in accordance with Section  2.08(b)(iii), below;

(ii) the number of shares of NPB Common Stock subject to each CBT ISO immediately following the Effective Date will be equal to the quotient of:  (1) the product of the number of shares of CBT Common Stock originally subject to that option times the original exercise price of the option, divided by (2) the adjusted exercise price of that option immediately following the Effective Date, as determined in accordance with Section  2.08(b)(iii), below; and

(iii) the exercise price of each CBT ISO immediately after the Effective Date will be equal to the quotient of:  (x) the product of the closing price of NPB Common Stock on the Effective Date times the original exercise price of that option, divided by (y) the Cash Consideration, as adjusted by Section 2.06.

(c)  Except as otherwise provided in this section, the terms and conditions of all CBT Options will not be changed and such options will remain outstanding and will be exercisable in accordance with the terms of the applicable CBT Option Plan and stock option agreement.  As adjusted pursuant to this section, each CBT Option will be referred to herein as an "Adjusted CBT Option".

(d)  As soon as practicable after the Effective Date, but in no event later than ten (10) business days after the Effective Date, NPB shall deliver to the holders of Adjusted CBT Options appropriate notices setting forth the effect of the adjustments described in Section 2.08(a) and Section 2.08(b), above.  NPB shall comply with the terms of the CBT Option Plan.

(e)  NPB shall take all corporate action necessary to reserve for issuance a sufficient number of shares of NPB Common Stock for delivery upon exercise of Adjusted CBT Options in accordance with this Agreement.  Within ten (10) business days after the Effective Date, NPB shall file a registration statement on Form S-8 (or any successor other appropriate forms), with respect to the shares of NPB Common Stock issuable upon exercise of the Adjusted CBT Options and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained thereon) for so long as such options remain outstanding.

(f)  With respect to those individuals who, subsequent to the Merger, will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, NPB shall administer the CBT Option Plan in a manner consistent with the exemptions provided by Rule 16b-3 promulgated under the Exchange Act.

2.09  Surrender and Exchange of CBT Stock Certificates.

(a)  On or prior to the Effective Date, NPB shall deposit with the Exchange Agent, in trust for the benefit of holders of shares of CBT Common Stock electing to receive Cash Consideration pursuant to Section 2.02(b) or Section 2.02(c), sufficient cash to make all payments to such stockholders of CBT pursuant to, and in accordance with, this Article II.  On or prior to the Effective Date, NPB shall provide the Exchange Agent with a letter of instruction, in such form as the Exchange Agent may reasonably require, directing the Exchange Agent to pay the Common Stock Consideration in the form of book-entry shares to holders of shares of CBT Common Stock electing to receive Common Stock Consideration pursuant to Section 2.02(b) or Section 2.02(c) and in accordance with, this Article II.  As soon as reasonably practicable after the Effective Date, but in any event not later than ten (10) business days after delivery by CBT to NPB of the correct mailing address for each CBT stockholder, NPB shall cause the Exchange

Agent to mail to each holder of one or more certificates representing CBT Common Stock (each, a "CBT Certificate"):

(i)  a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to CBT Certificates shall pass, only upon delivery of CBT Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as NPB reasonably may specify; and

(ii)  instructions for effecting the surrender of such CBT Certificates in exchange for the Merger Consideration payable for the shares represented thereby.

After completion of the allocation referred to in Section 2.02(e), and upon surrender of a CBT Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as reasonably may be required by the Exchange Agent, the holder of such CBT Certificate shall be entitled to receive in exchange therefor:

(A)  a statement evidencing book-entry shares representing, in the aggregate the number of shares (including any fraction thereof) that such holder has the right to receive pursuant to Section 2.02 (after taking into account all shares of CBT Common Stock then held by such holder); and/or

(B)  a check in the amount of the cash that such holder has the right to receive pursuant to the provisions of Section 2.02 and, with respect to dividends and other distributions, pursuant to the provisions of Section 2.09(b).

(b)  Any statement evidencing book-entry shares issued in exchange for CBT Certificates pursuant to Section 2.09(a) above shall be dated the Effective Date and any holder shall be entitled to dividends and all other rights and privileges pertaining to such shares of stock from the Effective Date.  Until surrendered, each CBT Certificate (other than CBT Certificates representing Dissenting Shares) shall, from and after the Effective Date, evidence solely the right to receive the Merger Consideration.

(c)  If a CBT Certificate is exchanged on a date following one or more record dates after the Effective Date for the payment of dividends or any other distribution on shares of NPB Common Stock, NPB shall pay to such stockholder cash in an amount equal to dividends payable on such shares of NPB Common Stock received in exchange for CBT Certificates and pay or deliver any other distribution to which such stockholder is entitled.  No interest shall accrue or be payable in respect of dividends or any other distribution otherwise payable under this Section 2.09(c) upon surrender of CBT Certificates.  Notwithstanding the foregoing, no party hereto shall be liable to any holder of CBT Common Stock for any amount paid in good faith to a public official or agency pursuant to any applicable abandoned property, escheat or similar law.  Until such time as CBT Certificates are surrendered to NPB for exchange, NPB shall have the right to withhold dividends or any other distributions on the shares of NPB Common Stock issuable to such stockholder.

(d)  Each CBT Certificate delivered for exchange under this Section 2.09 must be endorsed in blank by the registered holder thereof or accompanied by a power of attorney to transfer such shares endorsed in blank by such holder.

(e)  Upon the Effective Date, the stock transfer books for CBT Common Stock will be closed and no further transfers of CBT Common Stock will thereafter be made or recognized.  All CBT Certificates surrendered pursuant to this Section 2.09 will be cancelled.

(f)  If there is a transfer of ownership of CBT Common Stock which is not registered in the transfer records of CBT, a statement of book-entry shares evidencing, in the aggregate, the proper number of shares of NPB Common Stock and any dividends or other distributions to which such holder is entitled pursuant to Section 2.09(c), as applicable and appropriate, may be issued with respect to such CBT Common Stock to such a transferee if a CBT Certificate representing such shares of CBT Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

(g)  If any CBT Certificate shall have been lost, stolen or destroyed, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed CBT Certificate, upon the making of a sworn affidavit of that fact by the holder thereof in form satisfactory to the Exchange Agent, the Merger Consideration as may be required pursuant to this Agreement; provided, however, that the Exchange Agent may, in its sole discretion and as a condition precedent to the delivery of the Merger Consideration to which the holder of such CBT Certificate is entitled as a result of the Merger, require the owner of such lost, stolen or destroyed CBT Certificate to deliver a bond in such amount as it may direct as indemnity against any claim that may be made against CBT, NPB or the Exchange Agent or any other party with respect to CBT Certificate alleged to have been lost, stolen or destroyed.

2.10 Anti-Dilution Provisions.  If NPB shall, at any time before the Effective Date:

(a)  declare a dividend in shares of NPB Common Stock with a record date prior to the Effective Date;

(b)  resolve to combine the outstanding shares of NPB Common Stock into a smaller number of shares;

(c)  resolve to effect a split or subdivide the outstanding shares of NPB Common Stock with a record date prior to the Effective Date; or

(d)  reclassify the shares of NPB Common Stock;

then, in any such event, the number of shares of NPB Common Stock to be delivered to CBT stockholders who are entitled to receive shares of NPB Common Stock in exchange for shares of CBT Common Stock shall be adjusted so that each CBT stockholder shall be entitled to receive such number of shares of NPB Common Stock as such stockholder would have been entitled to receive if the Effective Date had occurred prior to the happening of such event.  (By way of illustration, if NPB shall declare a stock dividend of 3% payable with respect to a record date on or prior to the Effective Date, the Exchange Ratio shall be adjusted upward by 3%.).  In addition, in the event that, prior to the Effective Date, NPB enters into an agreement pursuant to which shares of NPB Common Stock would be converted into shares or other securities or obligations of another corporation, proper provision shall be made in such agreement so that each CBT stockholder entitled to receive shares of NPB Common Stock in the Merger shall be entitled to receive such number of shares or other securities or amount or obligations of such other corporation as such stockholder would be entitled to receive if the Effective Date had occurred immediately prior to the happening of such event.  Furthermore, in any such event, the dollar amounts referenced in Sections 7.01(c) and 2.06 shall be proportionally adjusted.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF CBT

CBT hereby represents and warrants to NPB as follows:

3.01  Organization.

(a)  CBT is a banking corporation duly organized and validly existing under the laws of the state of Delaware.  CBT has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it.  CBT is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified would not have a Material Adverse Effect, and all such licenses, registrations and qualifications are in full force and effect in all material respects.

(b)  The deposits of CBT are insured by the FDIC to the extent provided in the Federal Deposit Insurance Act.

(c)  CBT has no Subsidiaries other than those identified in CBT Disclosure Schedule 3.01(c).

(d)  Except as set forth on CBT Disclosure Schedule 3.01(d), the respective minute books of CBT and each CBT Subsidiary accurately record, in all material respects, all material corporate actions of their respective stockholders and boards of directors, including committees, in each case in accordance with normal business practice of CBT and each CBT Subsidiary.

(e)  CBT has made available to NPB true and correct copies of the articles of association and bylaws of CBT, and the certificate of incorporation, articles of incorporation or other charter document, and bylaws or operating agreement of each CBT Subsidiary, each as in effect on the date hereof.

3.02  Capitalization.

(a)           The authorized capital stock of CBT consists of 5,000,000 shares of common stock, par value $1.00 per share ("CBT Common Stock"), of which at the date hereof 1, 491,671 shares are validly issued and outstanding, fully paid and nonassessable, and free of preemptive rights, and none are held as treasury shares.  CBT has not issued nor is CBT bound by any subscription, option, warrant, call, commitment, agreement or other Right of any character relating to the purchase, sale, or issuance of, or right to receive dividends or other distributions on, any shares of CBT Common Stock or any other security of CBT or any securities representing the right to vote, purchase or otherwise receive any shares of CBT Common Stock or any other security of CBT, except (i) for CBT Options for 348,920 shares of CBT Common Stock issued and outstanding under the CBT Option Plan; (ii) matching contributions of CBT Common Stock made in the ordinary course under CBT’s 401(k) Plan for the quarter ended June 30, 2007 and each quarter ended thereafter prior to the Closing, not to exceed 2,000 shares per quarter; and (iii) this Agreement.  The weighted average exercise price of the outstanding CBT Options is $12.83.

(b)           Except as set forth on CBT Disclosure Schedule 3.02(b), (i) CBT owns, directly or indirectly, all of the capital stock of the CBT Subsidiaries, free and clear of any liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature; (ii) there are no subscriptions, options, warrants, calls, commitments, agreements or other Rights outstanding with respect to the capital stock of any CBT Subsidiary; and (iii) except for the CBT Subsidiaries, CBT does not possess, directly or indirectly, any material equity interest in any corporation, except for (x) equity interests in its investment portfolio and (y) equity interests held in connection with its commercial loan activities.

(c)           To the Knowledge of CBT, except as set forth on CBT Disclosure Schedule 3.02(c) or as disclosed in CBT’s proxy materials for its 2007 annual meeting of stockholders, no person or group is the beneficial owner of 5% or more of the outstanding shares of CBT Common Stock (the terms "person", "group" and "beneficial owner" are as defined in Section 13(d) of the Exchange Act, and the rules and regulations thereunder).

3.03  Authority; No Violation.

(a)           CBT has full corporate power and authority to execute and deliver this Agreement and, except for the receipt of the approval of this Agreement by holders of two thirds of the outstanding shares of common stock of CBT and receipt of all required approvals from Regulatory Authorities, to consummate the Contemplated Transactions.  The execution and delivery of this Agreement by CBT and the consummation by CBT of the Contemplated Transactions have been duly and validly approved by the unanimous vote of the Board of Directors of CBT and, except for approval by the stockholders of CBT as required by the GCL, no other corporate proceedings on the part of CBT are necessary to consummate the Merger under the GCL.  This Agreement has been duly and validly executed and delivered by CBT and constitutes the valid and binding obligation of CBT, enforceable against CBT in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.

(b)           The (i) execution and delivery of this Agreement by CBT, (ii) consummation of the Merger (subject to receipt of approvals from CBT stockholders and the Regulatory Authorities referred to in Section 4.04 hereof and CBT's and NPB's compliance with any conditions contained therein), and (iii) compliance by CBT or any CBT Subsidiary with any of the terms or provisions hereof, does not and will not:

(A)  conflict with or result in a breach of any provision of the respective certificate of incorporation or bylaws of CBT or any CBT Subsidiary;

(B)  violate any statute, rule, regulation, judgment, order, writ, decree or injunction applicable to CBT or any CBT Subsidiary or any of their respective properties or assets; or

(C)  except as described in CBT Disclosure Schedule 3.03, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, or acceleration of, the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of CBT or any CBT Subsidiary under any of the terms or conditions of any note, bond, mortgage, indenture, license, lease, agreement, commitment or other instrument or obligation to which CBT or any CBT Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, excluding from clauses (B) and (C) hereof, any items which, in the aggregate, would not have a Material Adverse Effect.

3.04  Consents.  No consents or approvals of, or filings or registrations with, any public body or authority are necessary, and except as described in CBT Disclosure Schedule 3.04, no consents or approvals of any third parties are necessary, in connection with the execution and delivery of this Agreement by CBT or, subject to the consents, approvals, filings and registrations from or with the Regulatory Authorities referred to in Section 4.04 hereof and compliance with any conditions contained therein and subject to the approval of this Agreement by the stockholders of CBT as required under the GCL, the consummation by CBT of the Contemplated Transactions.

3.05  Financial Statements.

(a)           CBT has delivered to NPB CBT Financials, except those pertaining to quarterly periods commencing after March 31, 2007, which it will deliver to NPB within 45 days after the end of the respective quarter.  The delivered CBT Financials fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of CBT as of and for the periods ended on the dates thereof, in accordance with GAAP consistently applied, and, in the case of interim period financial statements, which are subject to normal year-end adjustments and footnotes thereto.

(b)           To the Knowledge of CBT, CBT did not, as of the date of the balance sheets referred to above, have any liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, which are not fully reflected or reserved against in the balance sheets included in CBT Financials at the date of such balance sheets which would have been required to be reflected therein in accordance with GAAP consistently applied or disclosed in a footnote thereto, except for liabilities and obligations which were incurred in the ordinary course of business consistent with past practice, and except for liabilities and obligations which are within the subject matter of a specific representation and warranty herein or which otherwise have not had a Material Adverse Effect.

3.06  No Material Adverse Change.  Neither CBT nor any CBT Subsidiary has suffered any adverse change in their respective assets, business, financial condition or results of operations since March 31, 2007 which change has had a Material Adverse Effect, it being understood that the expenses incurred by CBT in connection with this Agreement and the Merger, including, without limitation, the engagement of legal and financial advisors, shall not constitute a Material Adverse Effect.

3.07  Taxes.

(a)           CBT and the CBT Subsidiaries are members of the same affiliated group within the meaning of IRC Section 1504(a) of which CBT is a common parent.  CBT has filed, and will file, all material federal, state and local tax returns required to be filed by, or with respect to, CBT and the CBT Subsidiaries on or prior to the Closing Date, except to the extent that any failure to file or any inaccuracies would not, individually or in the aggregate, have a Material Adverse Effect, and has paid or will pay, or made or will make, provisions for the payment of all federal, state and local taxes which are shown on such returns to be due for the periods covered thereby from CBT or any CBT Subsidiary to any applicable taxing authority, on or prior to the Closing Date, other than taxes which (i) are not delinquent or are being contested in good faith, (ii) have not been finally determined, or (iii) the failure to pay would not, individually or in the aggregate, have a Material Adverse Effect. Such returns or reports are true, complete and correct in all material respects.  CBT and the CBT Subsidiaries have paid all taxes and other governmental charges including all applicable interest and penalties set forth in such returns or reports.

(b)           There are no liens on the assets of CBT or the CBT Subsidiaries relating to or attributable to any taxes (other than taxes not yet due and payable).  All federal, state and local taxes and other governmental charges payable by CBT or the CBT Subsidiaries have been paid or have been adequately accrued or reserved for on such entity’s books in accordance with GAAP and banking regulations applied on a consistent basis, except where failure to pay or accrue would not have a Material Adverse Effect.  Until the Effective Date, CBT and the CBT Subsidiaries shall continue to reserve sufficient funds for the payment of expected tax liabilities in accordance with GAAP and banking regulations applied on a consistent basis.

(c)           No consent pursuant to IRC Section 341(f) has been filed, or will be filed prior to the Closing Date, by or with respect to CBT or any CBT Subsidiary.

(d)           To the Knowledge of CBT, there are no material disputes pending, or claims asserted in writing, for taxes or assessments upon CBT or any CBT Subsidiary, nor has CBT or any

CBT Subsidiary been requested in writing to give any currently effective waivers extending the statutory period of limitation applicable to any federal, state, county or local income tax return for any period.

(e)           CBT and the CBT Subsidiaries have withheld and paid all taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, except where failure to withhold or to pay such withholding would not have a Material Adverse Effect.

(f)           Neither CBT nor the CBT Subsidiaries have constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the IRC (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the IRC) that includes the Merger.

3.08  Contracts.

(a)           Except as described in CBT Disclosure Schedule 3.08(a) or CBT Disclosure Schedule 3.12, neither CBT nor any CBT Subsidiary is a party to or subject to:

(i)  any employment, consulting, severance, "change-in-control" or termination contract or arrangement with any officer, director, employee, independent contractor, agent or other person, except for "at will" arrangements;

(ii)  any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar arrangements for or with any officer, director, employee, independent contractor, agent or other person;

(iii)  any collective bargaining agreement with any labor union relating to employees;

(iv)  any agreement which by its terms limits the payment of dividends by CBT or any CBT Subsidiary other than generally applicable regulatory restrictions;

(v)  except in the ordinary course of business, any material instrument evidencing or related to indebtedness for borrowed money, whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which CBT or any CBT Subsidiary is an obligor to any person, other than deposits, repurchase agreements, bankers acceptances and "treasury tax and loan" accounts established in the ordinary course of business, instruments relating to transactions entered into in the customary course of the banking business of CBT, and transactions in "federal funds", or which contains financial covenants or other restrictions, other than those relating to the payment of principal and interest when due, which would be applicable on or after the Closing Date;

(vi)  any contract, other than this Agreement, which restricts or prohibits it from engaging in any type of business permissible under applicable law;

(vii)  any contract, plan or arrangement which provides for payments or benefits in certain circumstances which, together with other payments or benefits payable to any participant therein or party thereto, might render any portion of any such payments or benefits subject to disallowance of deduction therefor as a result of the application of Section 280G of the IRC;

(viii)  except in the ordinary course of business, any lease for real property;

(ix)  any contract, agreement or arrangement with any broker-dealer or investment adviser;

(x)  any investment advisory contract with any investment company registered under the Investment Company Act of 1940;

(xi)  any contract, agreement or other arrangement that provides for or permits the other party to terminate or accelerate any of the provisions in such contract, agreement or other arrangement upon a change in control of CBT or a CBT Subsidiary; or

(xii)  any contract or arrangement with, or membership in, any local clearing house or self-regulatory organization.

(b)  All the contracts, plans, arrangements and instruments listed in CBT Disclosure Schedule 3.08(a) or CBT Disclosure Schedule 3.12 are in full force and effect on the date hereof, and neither CBT, any CBT Subsidiary nor, to the Knowledge of CBT, any other party to any such contract, plan, arrangement or instrument, has breached any provision of, or is in default under any term of, any such contract, plan, arrangement or instrument the breach of which or default under which will have a Material Adverse Effect, and, except as described in CBT Disclosure Schedule 3.08(b), no party to any such contract, plan, arrangement or instrument will have the right to terminate any or all of the provisions thereof as a result of the Contemplated Transactions, the termination of which will have a Material Adverse Effect.

(c)  Except as otherwise described in CBT Disclosure Schedule 3.08(a) or CBT Disclosure Schedule 3.12, no plan, employment agreement, termination agreement or similar agreement or arrangement to which CBT or any CBT Subsidiary is a party or by which CBT or any CBT Subsidiary may be bound:

(i)           contains provisions which permit an employee or an independent contractor to terminate it without cause and continue to accrue future benefits thereunder;

(ii)           provides for acceleration in the vesting of benefits thereunder upon the occurrence of a change in ownership or control or merger or other acquisition of CBT or any CBT Subsidiary; or

(iii)           requires CBT or any CBT Subsidiary to provide a benefit in the form of CBT Common Stock or determined by reference to the value of CBT Common Stock.

(d)  CBT and each CBT Subsidiary that provides trust and investment management services is in material compliance with the terms of each contract with any CBT trust client, and each such contract is in full force and effect with respect to the applicable trust client.  Except as described in CBT Disclosure Schedule 3.08(d), there are no disputes pending or threatened with any trust client under the terms of any such contract or with any former trust client.  CBT and each CBT Subsidiary that provides trust and investment management services has made available to representatives of NPB true and complete copies of trust, agency, custodial and similar agreements with CBT’s trust clients.

3.09  Ownership of Property; Insurance Coverage.

(a)           CBT and each CBT Subsidiary has, and will have as to property acquired after the date hereof, good, and as to real property, marketable, title to all material assets and properties owned by CBT or such CBT Subsidiary, whether real or personal, tangible or intangible, including securities, assets and properties reflected in the balance sheets contained in CBT Financials or acquired subsequent thereto (except to the extent that such securities are held in any fiduciary or agency capacity and except to the extent that such assets and properties have been disposed of for fair value, in the ordinary course of business, or have been disposed of as obsolete since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except:

(i)  those items that secure liabilities for borrowed money and that are described in CBT Disclosure Schedule 3.09(a) or permitted under Article V hereof;

(ii)  statutory liens for amounts not yet delinquent or which are being contested in good faith;

(iii)  liens for current taxes not yet due and payable;

(iv)  pledges to secure deposits and other liens incurred in the ordinary course of banking business;

(v)  such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent; and

(vi)  dispositions and encumbrances for adequate consideration in the ordinary course of business.

CBT and each CBT Subsidiary have the right under leases of material properties used by CBT or such CBT Subsidiary in the conduct of their respective businesses to occupy and use all such properties in all material respects as presently occupied and used by them.

(b)           With respect to all agreements pursuant to which CBT or any CBT Subsidiary has purchased securities subject to an agreement to resell, if any, CBT or such CBT Subsidiary has a valid, perfected first lien or security interest in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby, except to the extent that any failure to obtain such a lien or maintain such collateral would not, individually or in the aggregate, have a Material Adverse Effect.

(c)           CBT and each CBT Subsidiary maintain insurance in amounts considered by CBT to be reasonable for their respective operations, and such insurance is similar in scope and coverage in all material respects to that maintained by other businesses similarly situated.  Neither CBT nor any CBT Subsidiary has received notice from any insurance carrier that:

(i)  such insurance will be cancelled or that coverage thereunder will be reduced or eliminated; or

(ii)  premium costs with respect to such insurance will be substantially increased;

except to the extent such cancellation, reduction, elimination or increase would not have a Material Adverse Effect.

(d)           CBT and each CBT Subsidiary maintain such fidelity bonds, director and officer liability insurance and errors and omissions insurance as may be customary or required under applicable laws or regulations and true and correct copies of such policies have been provided to representatives of NPB.

3.10  Legal Proceedings.  Except as set forth on CBT Disclosure Schedule 3.10, neither CBT nor any CBT Subsidiary is a party to any, and there are no pending or, to the Knowledge of CBT, threatened, legal, administrative, arbitration or other proceedings, claims, actions, customer complaints, or governmental investigations or regulatory inquiries of any nature:

(a)           against CBT or any CBT Subsidiary;

(b)           to which the assets of CBT or any CBT Subsidiary are subject;

(c)           challenging the validity or propriety of any of the Contemplated Transactions; or

(d)           which could materially adversely affect the ability of CBT or any CBT Subsidiary to perform their respective obligations under this Agreement;

except for any proceedings, claims, actions, customer complaints, investigations, or inquiries referred to in clauses (a) or (b) which, individually or in the aggregate, would not have a Material Adverse Effect.

3.11  Compliance with Applicable Law.

(a)           CBT and each CBT Subsidiary hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under, and have complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any Regulatory Authority relating to them, other than where such failure to hold or such noncompliance will neither result in a limitation in any material respect on the conduct of its businesses nor otherwise have a Material Adverse Effect.

(b)           CBT and each CBT Subsidiary have filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file with any Regulatory Authority, and have filed all other reports and statements required to be filed by them, including without limitation any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state or any Regulatory Authority, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not have a Material Adverse Effect.

(c)           No Regulatory Authority has initiated any proceeding or, to the Knowledge of CBT, investigation into the business or operations of CBT or any CBT Subsidiary, except where any such proceedings or investigations will not, individually or in the aggregate, have a Material Adverse Effect, or such proceedings or investigations have been terminated or otherwise resolved.

(d)           Except as described in CBT Disclosure Schedule 3.11(d), neither CBT nor any CBT Subsidiary has received any notification or communication from any Regulatory Authority:

(i)  asserting that CBT or any CBT Subsidiary is not in substantial compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces, unless such assertion has been waived, withdrawn or otherwise resolved;

(ii)  threatening to revoke any license, franchise, permit or governmental authorization which is material to CBT or any CBT Subsidiary;

(iii)  requiring or threatening to require CBT or any CBT Subsidiary, or indicating that CBT or any CBT Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting, or purporting to restrict or limit, in any manner the operations of CBT or any CBT Subsidiary, including without limitation any restriction on the payment of dividends; or

(iv)  directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of CBT or any CBT Subsidiary (any such notice, communication, memorandum, agreement or order described in this sentence herein referred to as a "Regulatory Agreement");

in each case except as heretofore disclosed to NPB.

(e)           Neither CBT nor any CBT Subsidiary has received, consented to, or entered into any Regulatory Agreement, except as heretofore disclosed to NPB.

(f)           To the Knowledge of CBT, except as heretofore disclosed to NPB, there is no unresolved violation, criticism, or exception by any Regulatory Authority with respect to any

Regulatory Agreement which if resolved in a manner adverse to CBT or any CBT Subsidiary would have a Material Adverse Effect.

(g)           There is no injunction, order, judgment or decree imposed upon CBT or any CBT Subsidiary or the assets of CBT or any CBT Subsidiary which has had, or, to the Knowledge of CBT, would have, a Material Adverse Effect.

3.12  ERISA.

(a)           CBT has made available to NPB true and complete copies of any employee pension benefit plans within the meaning of ERISA Section 3(2), profit sharing plans, stock purchase plans, deferred compensation and supplemental income plans, supplemental executive retirement plans, annual incentive plans, group insurance plans, and all other employee welfare benefit plans within the meaning of ERISA Section 3(1) (including vacation pay, sick leave, short-term disability, long-term disability, and medical plans) and all other material employee benefit plans, policies, agreements and arrangements, all of which are set forth in CBT Disclosure Schedule 3.12, currently maintained or contributed to for the benefit of the employees or former employees (including retired employees) and any beneficiaries thereof or directors or former directors of CBT or any other entity (a "CBT ERISA Affiliate") that, together with CBT, is treated as a single employer under IRC Sections 414(b),(c),(m) or (o) (collectively, the "CBT Benefit Plans"), together with:

(i)  the most recent actuarial (if any) and financial reports relating to those CBT Benefit Plans which constitute "qualified plans" under IRC Section 401(a);

(ii)  the most recent Form 5500 (if any) relating to such CBT Benefit Plans filed with the IRS; and

(iii)  the most recent IRS determination letters which pertain to any such CBT Benefit Plans.

(b)           Neither CBT nor any CBT ERISA Affiliate, and no pension plan (within the meaning of ERISA Section 3(2)) maintained or contributed to by CBT or any CBT ERISA Affiliate, has incurred any liability to the Pension Benefit Guaranty Corporation or to the IRS with respect to any pension plan qualified under IRC Section 401(a), except liabilities to the Pension Benefit Guaranty Corporation pursuant to ERISA Section 4007, all of which have been fully paid, nor has any reportable event under ERISA Section 4043(b) (with respect to which the 30 day notice requirement has not been waived) occurred with respect to any such pension plan.

(c)           Neither CBT nor any CBT ERISA Affiliate has ever contributed to or otherwise incurred any liability with respect to a multi-employer plan (within the meaning of ERISA Section 3(37)).

(d)           Each CBT Benefit Plan has been maintained, operated and administered in compliance in all respects with its terms and related documents or agreements and the applicable provisions of all laws, including ERISA and the IRC, except where any such non-compliance would not have a Material Adverse Effect.

(e)           There is no existing, or, to the Knowledge of CBT, contemplated, audit of any CBT Benefit Plan by the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other governmental authority.  In addition, there are no pending or threatened claims by, on behalf of or with respect to any CBT Benefit Plan, or by or on behalf of any individual participant or beneficiary of any CBT Benefit Plan, alleging any violation of ERISA or any other applicable laws, or claiming benefits (other than claims for benefits not in dispute and expected to be granted promptly in the ordinary course of business), nor to the Knowledge of CBT, is there any basis for such claim.

(f)           With respect to any services which CBT or any CBT Subsidiary may provide as a record-keeper, administrator, custodian, fiduciary, trustee or otherwise for any plan, program, or arrangement subject to ERISA (other than any CBT Benefit Plan), to the Knowledge of CBT, CBT and each CBT Subsidiary:

(i)  have correctly computed all contributions, payments or other amounts for which it is responsible;

(ii)  have not engaged in any prohibited transactions (as defined in ERISA Section 406 for which an exemption does not exist);

(iii)  have not breached any duty imposed by ERISA: and

(iv)  have not otherwise incurred any liability to the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation, or to any beneficiary, fiduciary or sponsor of any ERISA plan in the performance (or non-performance) of services;

except where any such action or inaction would not have a Material Adverse Effect.

(g)           CBT Disclosure Schedule 3.12(g) sets forth a schedule of all payments and benefits (including the acceleration of any rights or the continuation of any benefits) which will or may be made by CBT or NPB with respect to any employee that will be characterized as an “excess parachute payment,” within the meaning of Section 280G(b)(1) of the IRC.

3.13.  State Takeover Statutes.  No “business combination,” “fair price,” “control transaction,” “control share acquisition,” or other similar antitakeover statute or regulation under state or federal law or provision contained in CBT’s certificate of incorporation or bylaws is applicable to the Contemplated Transactions.

3.14  Brokers and Finders.  Neither CBT, any CBT Subsidiary, nor any of their respective officers, directors, employees, independent contractors or agents, has employed any broker, finder, investment banker or financial advisor, or incurred any liability for any fees or commissions to any such person, in connection with this Agreement or the Contemplated Transactions, except for KBW, whose engagement letter with CBT is included in CBT Disclosure Schedule 3.14.

3.15  Environmental Matters.

(a)           Except as set forth on CBT Disclosure Schedule 3.15, to the Knowledge of CBT, neither CBT nor any CBT Subsidiary, nor any property owned or operated by CBT or any CBT Subsidiary, has been or is in violation of or liable under any Environmental Law, except for such violations or liabilities that, individually or in the aggregate, would not have a Material Adverse Effect.  Except as set forth on CBT Disclosure Schedule 3.15, there are no actions, suits or proceedings, or demands, claims or notices, including without limitation notices, demand letters or requests for information from any Regulatory Authority, instituted or pending, or to the Knowledge of CBT, threatened, or any investigation pending, relating to the liability of CBT or any CBT Subsidiary with respect to any property owned or operated by CBT or any CBT Subsidiary under any Environmental Law, except as to any such actions or other matters which would not result in a Material Adverse Effect.

(b)           Except as set forth on CBT Disclosure Schedule 3.15, to the Knowledge of CBT, no property, now or formerly owned or operated by CBT or any CBT Subsidiary or on which CBT or any CBT Subsidiary holds or held a mortgage or other security interest or has foreclosed or taken a deed in lieu of foreclosure, has been listed or proposed for listing on the National Priority List (“NPL”) under the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended ("CERCLA"), is listed on the Comprehensive Environmental Response Compensation and Liabilities Information System (“CERCLIS”), or is listed or proposed to be listed on any state list similar to the NPL or the CERCLIS, or is the subject of federal, state or local enforcement actions or other investigations which may lead to claims against CBT or any CBT Subsidiary for response costs, remedial work, investigation, damage to natural resources or for personal injury or property damage related to a violation of Environmental Law, including, but not limited to, claims under CERCLA, which would have a Material Adverse Effect.

3.16  Business of CBT.  Except as described in CBT Disclosure Schedule 3.16, since March 31, 2007, neither CBT nor any CBT Subsidiary has, in any material respect:

(a)           increased the wages, salaries, compensation, pension or other employee benefits payable to any executive officer, employee or director, except as is permitted in Section 5.01(d) of this Agreement;

(b)           eliminated employee benefits;

(c)           deferred routine maintenance of real property or leased premises;

(d)           eliminated a reserve where the liability related to such reserve has remained;

(e)           failed to depreciate capital assets in accordance with past practice or to eliminate capital assets which are no longer used in its business; or

(f)           had an extraordinary reduction or deferral of ordinary or necessary expenses.

3.17  CRA Compliance.  CBT is in material compliance with the applicable provisions of the CRA, and, as of the date hereof, CBT has received a CRA rating of "satisfactory" or better from the FDIC.  To the Knowledge of CBT, there is no fact or circumstance or set of facts or circumstances which would cause CBT to fail to comply with such provisions in a manner which would have a Material Adverse Effect.

3.18 Information to be Supplied.

(a)           The information supplied by CBT for inclusion in the Registration Statement (including the Prospectus/Proxy Statement) will not, at the time the Registration Statement is declared effective pursuant to the Securities Act, and as of the date the Prospectus/Proxy Statement is mailed to stockholders of CBT, and up to and including the date of the CBT Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances in which they were made, not misleading.

(b)           The information supplied by CBT for inclusion in the Applications will, at the time each such document is filed with any Regulatory Authority and up to and including the dates of any required regulatory approvals or consents, as such Applications may be amended by subsequent filings, be accurate in all material respects.

3.19  Related Party Transactions.

(a)           Except as set forth on CBT Disclosure Schedule 3.19, or as is disclosed in the footnotes to the CBT Financials, as of the date hereof, neither CBT nor any CBT Subsidiary is a party to any transaction (including any loan or other credit accommodation but excluding deposits in the ordinary course of business) with any Affiliate of CBT or any CBT Subsidiary, and all such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other "persons" (as defined in Section 13(d) of the Exchange Act, and the rules and regulations thereunder), except with respect to variations in such terms as would not, individually or in the aggregate, have a Material Adverse Effect.

(b)           Except as set forth in CBT Disclosure Schedule 3.19, as of the date hereof, no loan or credit accommodation to any CBT Affiliate is presently in default or, during the three-year period prior to the date of this Agreement, has been in material default or has been restructured, modified or extended in any manner which would have a Material Adverse Effect.  To the Knowledge of CBT, as of the date hereof, principal and interest with respect to any such loan or other credit accommodation will be paid when due and the loan grade classification accorded such loan or credit accommodation is appropriate.

3.20  Loans.  All loans reflected as assets in the CBT Financials are evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and correct, and to the extent secured, are secured by valid liens and security interests which have been perfected, excluding loans as to which the failure to satisfy the foregoing standards would not have a Material Adverse Effect.

3.21 Allowance for Loan Losses.  The allowance for loan losses shown, and to be shown, on the balance sheets contained in the CBT Financials have been, and will be, established in accordance with GAAP and all applicable regulatory criteria.

3.22  Reorganization.  As of the date hereof, CBT does not have any reason to believe that the Merger will fail to qualify as a reorganization under Section 368(a) of the IRC.  Without limiting the foregoing, CBT has not sold or transferred, or entered into any agreement to sell or transfer, a significant portion of its assets at any time prior to the date hereof.

3.23  Fairness Opinion.  CBT has received an opinion from KBW to the effect that, as of the date hereof, the consideration to be received by stockholders of CBT pursuant to this Agreement is fair, from a financial point of view, to such stockholders.

3.24  Securities and Similar Documents filed with Regulatory Authorities.  CBT has made available to NPB copies of:

(a)           CBT's annual reports for the years ended December 31, 2006 and 2005;

(b)           CBT's quarterly reports for the quarters ended March 31, 2007, and March 31, 2006;

(c)           all other reports, registration statements and filings of CBT since January 1, 2007;

(d)           CBT's proxy materials used in connection with its meetings of stockholders held in 2007 and 2006; and

(e)           all Reports of Condition and Income and any additional reports filed by CBT or any CBT Subsidiary with any Regulatory Authority since January 1, 2006, including, without limitation, any reports regarding CBT’s or a CBT Subsidiary’s internal controls.

Except as set forth in CBT Disclosure Schedule 3.24, such reports and proxy materials complied, in all material respects, and all future reports, filings, and proxy materials will comply, in all material respects, with the rules and regulations of the FDIC and other Regulatory Authorities to the extent applicable thereto, and all such reports, filings and proxy materials did not and will not, at the time of their filing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.  At all times since inception CBT has had less than 200 stockholders of record.

3.25  "Well Capitalized".  CBT is "well capitalized" within the meaning of the FDIC's regulations.  CBT will be "well capitalized" on the Closing Date.

3.26  Internal Controls.

(a)           CBT has (i) designed disclosure controls and procedures to ensure that material information relating to CBT, including its consolidated Subsidiaries, is made known to its principal executive officer and principal financial officer; and (ii) designed internal control over financial reporting to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(b)           To CBT’s Knowledge, CBT does not have any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect CBT’s ability to record, process, summarize and report financial information.  Except as set forth in CBT Disclosure Schedule 3.26, to CBT’s Knowledge, since January 1, 2002, CBT has not suffered any fraud, whether or not material, that involved a person who was at the time of the fraud either management of CBT or an employee of CBT who had a significant role in CBT’s internal control over financial reporting.

(c)           CBT Disclosure Schedule 3.26 sets forth, as of the date hereof, a schedule of all officers and directors of CBT who may have outstanding loans from CBT, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

3.27  Bank Examinations.  CBT has not been advised by any bank examiner, consultant or auditor as to any matter which that person believes is a material violation of any law, statute, order, rule or regulation applicable to CBT’s business or that could have a Material Adverse Effect on CBT which is not disclosed in this Agreement or CBT Disclosure Schedule 3.27.

3.28  Sweep System.  CBT has in place written policies and procedures intended to insure that funds held awaiting investment or distribution are not held uninvested or undistributed any longer than is reasonable for the proper management of each of its fiduciary; estate or trust accounts (the “fiduciary accounts”).  In particular, unless the governing instrument or a party empowered to direct investments has provided otherwise, both income cash and principal cash in all fiduciary accounts are made productive when they become available funds (the “sweep system”).  This sweep system is suitable and sufficient for the present business of CBT and CBT is not aware of any deficiencies in its sweep system.  CBT has not received any adverse comments from bank examiners and has not been surcharged by any court in connection with its presently existing sweep system.

3.29  Quality of Representations.  No representation or warranty of CBT in this Agreement and no statement in CBT Disclosure Schedule omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.  No notice given pursuant to Section 5.06 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

3.30  Fiduciary/Trust Accounts.  CBT and each of its Subsidiaries, Affiliates and offices have properly administered all accounts for which it acts as a fiduciary or trustee, including accounts for which they serve as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of their governing documents and applicable state, federal and foreign law.  None of CBT, any of its Subsidiaries, Affiliates or offices, or any of their directors, officers, or employees, has committed any breach of trust or fiduciary duty with respect to any such fiduciary, trust or similar account, and the accountings for each such fiduciary, trust or similar account are true and correct and accurately reflect the assets and results of such fiduciary, trust or similar account.

3.31           Names and Trademarks.  CBT has the right to use the names, service-marks, trademarks and other intellectual property currently used by it in the conduct of its businesses.  To the best knowledge of CBT, no other Person has the right to use such names, service-marks or trademarks.  Each of such names, service-marks, trademarks and other intellectual property has been previously disclosed to representatives of NPB.  Further, CBT has not been informed that it is operating in violation of any software license agreement and, to the best knowledge of CBT, no reasonable basis exists for any such claim.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF NPB

NPB hereby represents and warrants to CBT as follows:

4.01  Organization.

(a)  NPB is a corporation duly incorporated and validly subsisting under the laws of the Commonwealth of Pennsylvania.  NPB is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended.  NPB has the corporate power to carry on its businesses and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it.  NPB is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified will not have a Material Adverse Effect, and all such licenses, registrations and qualifications are in full force and effect in all material respects.

(b)  NPBank is a national banking association duly organized and validly existing under the laws of the United States.  NPBank has the corporate power to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it.  NPBank is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified will not have a Material Adverse Effect, and all such licenses, registrations and qualifications are in full force and effect in all material respects.

(c)  The deposits of NPBank are insured by the Bank Insurance Fund of the FDIC to the extent provided in the Federal Deposit Insurance Act.

(d)  NPB has no Subsidiaries other than those identified in NPB Disclosure Schedule 4.01(d).

(e)  The respective minute books of NPB and each NPB Subsidiary accurately record, in all material respects, all material corporate actions of their respective stockholders and boards of directors, including committees, in each case in accordance with the normal business practice of NPB and the NPB Subsidiary.

(f)  NPB has made available to CBT true and correct copies of the respective articles of incorporation, articles of association and bylaws of NPB and NPBank, as in effect on the date hereof.

4.02  Capitalization.

(a)  The authorized capital stock of NPB consists of (a) 62,500,000 shares of common stock, without par value ("NPB Common Stock"), of which, as of June 18, 2007, 22,969 shares are validly issued and held by NPB as treasury stock and 48,130,349 shares are validly issued and outstanding, fully paid and nonassessable and free of preemptive rights, and (b) 1,000,000 shares of preferred stock, without par value, of which none are issued.  NPB has not issued nor is NPB bound by any subscription, option, warrant, call, commitment, agreement or other Right of any character relating to the purchase, sale, or issuance of, or right to receive dividends or other distributions on, any shares of NPB Common Stock or any other security of NPB or any securities representing the right to vote, purchase or otherwise receive any shares of NPB Common Stock or any other security of NPB, except (i) for options to acquire shares of NPB Common Stock issued under NPB's various stock option plans, (ii) pursuant to NPB's employee stock purchase plan, dividend reinvestment plan and directors' fee plan, (iii) pursuant to the Rights Agreement, and (iv) pursuant to this Agreement.

(b)           NPB owns, directly or indirectly, all of the capital stock of NPBank and the other NPB Subsidiaries, free and clear of any liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.  There are no subscriptions, options, warrants, calls, commitments, agreements or other Rights outstanding with respect to the capital stock of NPBank or any other NPB Subsidiary.  Except for the NPB Subsidiaries, NPB does not possess, directly or indirectly, any material equity interest in any corporation, except for equity interests in the investment portfolios of NPB's Subsidiaries, equity interests held by NPB's Subsidiaries in a fiduciary capacity, and equity interests held in connection with the commercial loan activities of NPB's Subsidiaries.

(c)           To the Knowledge of NPB, except as set forth on NPB Disclosure Schedule 4.02(c) or as disclosed in NPB’s proxy materials for its 2007 annual meeting of shareholders, no person or group is the beneficial owner of 5% or more of the outstanding shares of NPB Common Stock (the terms "person", "group" and "beneficial owner" are as defined in Section 13(d) of the Exchange Act, and the rules and regulations thereunder).

4.03  Authority; No Violation.

(a)           NPB has full corporate power and authority to execute and deliver this Agreement and to consummate the Contemplated Transactions.  The execution and delivery of this Agreement by NPB and the consummation by NPB of the Contemplated Transactions (including, without limitation, the issuance of the Adjusted CBT Options) have been duly and validly approved by the Board of Directors of NPB by unanimous vote and no other corporate proceedings on the part of NPB are necessary to consummate the Merger.  This Agreement has been duly and validly executed and delivered by NPB and constitutes the valid and binding obligation of NPB, enforceable against NPB in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.

(b)  The execution and delivery of this Agreement by NPB, (i) subject to receipt of approvals from the Regulatory Authorities referred to in Section 4.04 hereof and NPB's and CBT's compliance with any conditions contained therein, (ii) the consummation of the Contemplated Transactions, and (iii) compliance by NPB with any of the terms or provisions hereof, do not and will not:

(A)  conflict with or result in a breach of any provision of the respective articles of incorporation, articles of association or bylaws of NPB or any NPB Subsidiary;

(B)  violate any statute, rule, regulation, judgment, order, writ, decree or injunction applicable to NPB or any NPB Subsidiary or any of their respective properties or assets; or

(C)  violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, or acceleration of the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of NPB or any NPB Subsidiary under, any of the terms or conditions of any note, bond, mortgage, indenture, license, lease, agreement, commitment or other instrument or obligation to which NPB or any NPB Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, excluding from clauses (B) and (C) any such items which, in the aggregate, would not have a Material Adverse Effect.

4.04  Consents.  Except for consents and approvals of, or filings with, the SEC, the FRB, the OSBC, the NASD and state securities or "blue sky" authorities, no consents or approvals of, or filings or registrations with, any public body or authority are necessary in connection with the execution and delivery of this Agreement by NPB or the consummation of the Contemplated Transactions.

4.05  Financial Statements.

(a)  NPB has delivered or made available to CBT the NPB Financials, except those pertaining to quarterly periods commencing after March 31, 2007, which it will deliver to CBT within 45 days after the end of the respective quarter.  The NPB Financials fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of NPB as of and for the periods ended on the dates thereof, in accordance with GAAP consistently applied, and, in the case of interim period financial statements, which are subject to normal year-end adjustments and footnotes thereto.

(b)  To the Knowledge of NPB, NPB did not have any liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, which are not fully reflected or reserved against in the balance sheets included in the NPB Financials at the date of such balance sheets which would have been required to be reflected therein in accordance with GAAP consistently applied or disclosed in a footnote thereto, except for liabilities and obligations which were incurred in the ordinary course of business consistent with past practice, and except for liabilities and obligations which are within the subject matter of a specific representation and warranty herein or which otherwise have not had a Material Adverse Effect.

4.06  No Material Adverse Change.  Neither NPB nor any NPB Subsidiary has suffered any adverse change in their respective assets, business, financial condition or results of operations since March 31, 2007 which change has had a Material Adverse Effect.

4.07  Brokers and Finders.  Neither NPB, any NPB Subsidiary, nor any of their respective officers, directors, employees, independent contractors or agents, has employed any broker, finder, investment banker or financial advisor, or incurred any liability for any fees or commissions to any such person, in connection with this Agreement or the Contemplated Transactions, except for Austin Associates, LLC ("Austin"), whose engagement letter with NPB is included in NPB Disclosure Schedule 4.07.

4.08  Information to be Supplied.

(a)           The information supplied by NPB for inclusion in the Registration Statement (including the Prospectus/Proxy Statement) will not, as of the date the Registration Statement is declared effective pursuant to the Securities Act, and as of the date the Prospectus/Proxy Statement is mailed to stockholders of CBT, and up to and including the date of the CBT Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances in which they were made, not misleading.

(b)           The information supplied by NPB for inclusion in the Applications will, at the time each such document is filed with any Regulatory Authority and up to and including the dates of any required regulatory approvals or consents, as such Applications may be amended by subsequent filings, be accurate in all material respects.

4.09  Reorganization.  As of the date hereof, NPB does not have any reason to believe that the Merger will fail to qualify as a reorganization under Section 368(a) of the IRC.  NPB shall not take any action which would preclude the Merger from qualifying as a reorganization within the meaning of Section 368 of the IRC.

4.10  NPB Common Stock.  NPB has (and will have as of the Effective Date) sufficient authorized but unissued shares of NPB Common Stock to satisfy its obligations to issue shares of NPB Common Stock pursuant to this Agreement including upon the exercise of Adjusted CBT

Options.  The shares of NPB Common Stock to be issued and delivered to CBT stockholders in accordance with this Agreement, and the shares of NPB Common Stock issuable pursuant to the Adjusted CBT Options, when so issued and delivered, will be duly authorized and validly issued and fully paid and non-assessable, and no shareholder of NPB shall have any pre-emptive right with respect thereto.

4.11  Securities Documents.  NPB has delivered or made available to CBT copies of:

(a)  NPB's annual reports on SEC Form 10-K for the years ended December 31, 2006 and 2005;

(b)  NPB’s quarterly reports on SEC Form 10-Q for the quarters ended March 31, 2007 and March 31, 2006;

(c)  all other reports, registration statements and filings of NPB filed with the SEC since January 1, 2007; and

(d) NPB's proxy materials used in connection with its meetings of shareholders held in 2007 and 2006.

Such reports and proxy materials complied, in all material respects, and any future SEC reports, filings, and proxy materials will comply, in all material respects, with the rules and regulations of the SEC to the extent applicable thereto.  All such SEC reports, filings and proxy materials did not and will not, at the time of their filing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

4.12  Rights Agreement.  No event or circumstance has occurred resulting in, and the execution of this Agreement by NPB and consummation of the Contemplated Transactions will not result in the grant, issuance or triggering of any right or entitlement or the obligation to grant or issue any interest in NPB Common Stock or enable or allow any right or other interest associated with the Rights Agreement to be exercised, distributed or triggered.

4.13  CBT Common Stock.  NPB does not directly or indirectly own any shares of CBT Common Stock.

4.14  Financing.  At the Effective Date, NPB will have available cash sufficient to pay the amounts required to be paid to CBT stockholders pursuant to this Agreement, upon consummation of the Merger.

4.15  Legal Proceedings.  Neither NPB nor any NPB Subsidiary is a party to any, and there are no pending or, to the Knowledge of NPB, threatened, legal, administrative, arbitration or other proceedings, claims, actions, customer complaints, or governmental investigations or regulatory inquiries of any nature:

(a)           challenging the validity or propriety of any of the Contemplated Transactions; or

(d)           which could materially adversely affect the ability of NPB or any other NPB Subsidiary to perform their respective obligations under this Agreement.

4.16  Quality of Representations.   No representation or warranty of NPB in this Agreement and no statement in the NPB Disclosure Schedule omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.  No notice given pursuant to Section 5.06 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

ARTICLE V

COVENANTS OF THE PARTIES
5.01  Conduct of CBT's Business.  Through the Closing Date, CBT shall, and shall cause each CBT Subsidiary to, in all material respects, conduct its businesses and engage in transactions only in the ordinary course and consistent with past practice, except as otherwise required or contemplated by this Agreement or with the written consent of NPB.  CBT shall, and shall cause each CBT Subsidiary to, use its reasonable good faith efforts to preserve its business organization intact, maintain good relationships with employees, and preserve the good will of customers of CBT or the CBT Subsidiaries and others with whom business relationships exist, provided that non-customer contact job vacancies that occur prior to the Effective Date through attrition shall not be filled or any new employees hired, in each case without the prior written consent of an officer of NPB, such consent not to be unreasonably withheld.  For the purpose of obtaining the consent described in the preceding sentence, CBT shall provide notice to NPB’s Director of Human Resources or in his or her absence the Assistant Director of Human Resources of any desired filling of a vacancy of a list of positions previously provided to NPB, and NPB shall be deemed to have given its consent unless CBT is notified in writing otherwise within six (6) business days of NPB’s receipt of CBT’s notice.  CBT shall have the right to replace customer contact employees in the ordinary course of business consistent with past practice.  Through the Closing Date, except as otherwise consented to in writing by NPB (such consent shall not be unreasonably withheld) or as permitted by this Agreement, CBT shall not, and shall not permit any CBT Subsidiary to:

(a)  change any provision of its certificate of incorporation or of its bylaws;

(b)  change the number of authorized or issued shares of its capital stock; repurchase any shares of capital stock; or issue or grant any option, warrant, call, commitment, subscription, Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of capital stock; declare, set aside or pay any dividend or other distribution in respect of capital stock; or redeem or otherwise acquire any shares of CBT capital stock; except that:

(i)  CBT may issue shares of CBT Common Stock upon the valid exercise of any CBT Options issued and outstanding on the date hereof.

(ii)  Any Subsidiary of CBT may pay dividends to CBT to the extent permitted by applicable regulatory restrictions.

(iii)  CBT may issue shares of CBT Common Stock as matching contributions under CBT’s 401(k) Plan for the quarter ended June 30, 2007 and each quarter ended thereafter prior to the Closing, in the normal course of business consistent with past practices and not to exceed 2,000 shares per quarter.

(c)  grant any severance or termination pay, other than pursuant to policies or agreements of CBT or any CBT Subsidiary in effect on the date hereof, to, or enter into or amend any employment, consulting, severance, "change-in-control" or termination contract or arrangement with, any officer, director, employee, independent contractor, agent or other person associated with CBT or any CBT Subsidiary; provided, however, that all amounts that would be owed under the existing change in control agreements listed on CBT Disclosure Schedule 3.12 without regard to any conditions listed in Section 4(iv) of such change in control agreements (i.e., had a termination of employment after a change in control taken place on the Closing Date) shall be paid in lump sum by CBT to such persons listed on CBT Disclosure Schedule 3.12 on the Closing Date and any non-cash benefits provided for the applicable post-closing periods; provided, further, that no payment or provision of benefit under this Section 5.01(c) shall be made to the extent that such payment or benefit (alone or in conjunction with other payments or benefits) shall be non-deductible by reason of Section 280G of the IRC;

(d)  other than as set forth in CBT Disclosure Schedule 5.01(d), grant job promotions or increase the rate of compensation of, or pay any bonus to, any director, officer, employee, independent contractor, agent or other person associated with CBT or any CBT Subsidiary, except for:

(i)  routine periodic pay increases, selective merit pay increases and pay-raises in connection with promotions, all in accordance with past practice; provided, however, that such pay increases and raises shall not exceed five percent (5.0%) in the aggregate; and

(ii)  annual bonuses that have been accrued on the most recent balance sheet included in CBT Financial Statements prior to the date of such payment and payable in the ordinary course, consistent with past practice, to persons designated by CBT and approved by NPB (such approval not to be unreasonably withheld) in the amounts, at the times and as otherwise set forth in CBT Disclosure Schedule 5.01(d)(ii); and

(iii)  retention bonuses on account of the Contemplated Transactions granted in good faith reasonable amounts not to exceed $300,000 in the aggregate and to be payable to persons not parties to employment or change-in-control agreements and designated by CBT (and approved by NPB, such approval not to be unreasonably withheld), unless a later date is mutually agreed upon by the parties hereto, on the earlier of (i) the 30th day following the conversion of the applicable CBT computer system to NPB’s computer system if conversion is what the integration team determines is the appropriate action or (ii) the 30th day following the determination by the integration team that NPB will not convert the applicable CBT system in the foreseeable future.

(e)  merge or consolidate with any other corporation; sell or lease all or any substantial portion of its assets or businesses; make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization; enter into a purchase and assumption transaction with respect to deposits, loans or liabilities; relocate or surrender its certificate of authority to maintain, or file an application for the relocation of, any existing office; file an application for a certificate of authority to establish a new office; change the status of any office as to its supervisory jurisdiction; or fail to maintain and enforce in any material respect its code of ethics and applicable compliance procedures;

(f)  sell or otherwise dispose of any material asset, other than in the ordinary course of business, consistent with past practice; subject any asset to a lien, pledge, security interest or other encumbrance, other than in the ordinary course of business consistent with past practice; modify in any material manner the manner in which it has heretofore conducted its business or enter into any new line of business; incur any indebtedness for borrowed money, except in the ordinary course of business, consistent with past practice;

(g)  take any action which would result in any of the conditions set forth in Article VI hereof not being satisfied;

(h)  change any method, practice or principle of accounting, except as required by changes in GAAP concurred in by its independent certified public accountants; or change any assumption underlying, or any method of calculation of, depreciation of any type of asset or establishment of any reserve;

(i)  waive, release, grant or transfer any rights of material value or modify or change in any material respect any existing material agreement to which it is a party, other than in the ordinary course of business, consistent with past practice;

(j)  except as disclosed in CBT Disclosure Schedule 5.01(j), implement any pension, retirement, profit-sharing, bonus, welfare benefit or similar plan or arrangement that was not in effect on the date of this Agreement, or amend any existing plan or arrangement except as required by law;

(k)  amend or otherwise modify its underwriting and other lending guidelines and policies in effect as of the date hereof or otherwise fail to conduct its lending activities in the ordinary course of business consistent with past practice, other than as required by law, regulation or Regulatory Authorities;

(l)  enter into, renew, extend or modify any other transaction with any Affiliate, other than deposit and loan transactions in the ordinary course of business and which are in compliance with the requirements of applicable laws and regulations;

(m)  enter into any interest rate swap, floor or cap or similar commitment, agreement or arrangement;

(n)  take any action that would give rise to a right of payment to any individual under any employment agreement, except (i) in the ordinary course of business consistent with past practice, and (ii) for the execution of this Agreement;

(o)  purchase any security, other than U.S. Government, government agency or government sponsored entity securities, for its investment portfolio (i) rated less than "AAA" by either Standard & Poor's Corporation or Moody's Investor Services, Inc., or (ii) with a remaining maturity more than five (5) years;

(p)  except as set forth on CBT Disclosure Schedule 5.01(p), make any capital expenditure of $100,000 or more; or undertake or enter into any lease, contract or other commitment for its account, other than in the ordinary course of business, involving an unbudgeted capital expenditure by CBT of more than $100,000, or extending beyond twelve (12) months from the date hereof;

(q)  take any action that would preclude the Merger from qualifying as a reorganization within the meaning of Section 368 of the IRC; or

(r)  agree to do any of the foregoing.

5.02  Access; Confidentiality.

(a)  Through the Closing Date, each party hereto shall afford to the other, including its authorized agents and representatives, reasonable access to its and its Subsidiaries' businesses, properties, assets, books and records and personnel, at reasonable hours and after reasonable notice; and the officers of each party shall furnish the other party making such investigation, including its authorized agents and representatives, with such financial and operating data and other information with respect to such businesses, properties, assets, books and records and personnel as the party making such investigation, or its authorized agents and representatives, shall from time to time reasonably request.

(b)  Each party hereto agrees that it, and its authorized agents and representatives, will conduct such investigation and discussions hereunder in a confidential manner and otherwise in a manner so as not to interfere unreasonably with the other party's normal operations and customer and employee relationships.  Neither CBT, NPB, nor any of their respective subsidiaries, shall be required to provide access to or disclose information where such access or disclosure would violate or prejudice the rights of customers, jeopardize attorney-client privilege or similar privilege with respect to such information or contravene any law, rule, regulation, decree, order, fiduciary duty or agreement entered into prior to the date hereof.

(c)  All information furnished to NPB or CBT by the other in connection with the Contemplated Transactions, whether prior to the date of this Agreement or subsequent hereto, shall be held in confidence to the extent required by, and in accordance with, the Confidentiality Agreements.

5.03  Regulatory Matters.  Through the Closing Date:

(a)  NPB and CBT shall cooperate with one another in the preparation of the Registration Statement (including the Prospectus/Proxy Statement) and all Applications and the making of all filings for, and shall use their reasonable best efforts to obtain, as promptly as practicable, all necessary permits, consents, approvals, waivers and authorizations of all Regulatory Authorities necessary or advisable to consummate the Contemplated Transactions.  NPB and CBT shall each give the other reasonable time to review any Application to be filed by it prior to the filing of such Application with the relevant Regulatory Authority, and each shall consult the other with respect to the substance and status of such filings.

(b)  CBT and NPB shall each promptly furnish the other with copies of written communications to, or received by them from, any Regulatory Authority in respect of the Contemplated Transactions.

(c)  CBT and NPB shall cooperate with each other in the foregoing matters and shall furnish the other with all information concerning itself as may be necessary or advisable in connection with any Application or filing, including any report filed with the SEC and FDIC, made by or on behalf of such party to or with any Regulatory Authority in connection with the Contemplated Transactions, and in each such case, such information shall be accurate and complete in all material respects.  In connection therewith, CBT and NPB shall use their reasonable good faith efforts to provide each other certificates, certifications from accountants and other documents reasonably requested by the other.

(d)           Within 30 days of the date of this Agreement, CBT shall develop and submit to NPB a plan (including a time table) to address any deficiencies or concerns identified in CBT Disclosure Schedule 3.27.  Upon receipt of NPB’s approval of the plan, such approval not to be unreasonably withheld, CBT shall take all steps set forth in the plan.  CBT shall also amend the plan, with the consent of NPB, not to be unreasonably withheld, to address any other matters identified subsequent to the date hereof but prior to the Closing as a result of any bank examination of CBT.

5.04  Taking of Necessary Actions.  Through the Closing Date, in addition to the specific agreements contained herein, each party hereto shall use reasonable best efforts to take, or cause to be taken by each of its Subsidiaries, all actions, and to do, or cause to be done by each of its Subsidiaries, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Contemplated Transactions including, if necessary, appealing any adverse ruling in respect of any Application.

5.05  No Solicitation.  CBT shall not, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to:

(a)           initiate, solicit, encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes any Acquisition Proposal (as defined herein);

(b)           enter into or maintain or continue discussions or negotiate with any person in furtherance of an Acquisition Proposal; or

(c)           agree to or endorse any Acquisition Proposal;

CBT shall (unless it believes, after consultation with its counsel, that such notification would violate CBT Board of Directors’ fiduciary duties) notify NPB as promptly as practicable, in reasonable detail, as to any inquiries and proposals which it or any of its representatives or agents may receive; provided, however, that notwithstanding anything to the contrary contained in this Agreement:

(i)           CBT may furnish or cause to be furnished confidential and non-public information concerning CBT and its businesses, properties or assets to a third party

(ii)           CBT may engage in discussions or negotiations with a third party;

(iii)           following receipt of an Acquisition Proposal, CBT may take and disclose to its stockholders a position with respect to such Acquisition Proposal; and/or

(iv)           following receipt of an Acquisition Proposal, CBT Board of Directors may withdraw or modify its recommendation of the Merger; but in respect of the foregoing clauses (i) through (iv) only if CBT Board of Directors shall conclude in good faith after consultation with its legal and financial advisors, that failure to do so would result in a breach by such directors of their fiduciary duties to CBT’s stockholders.

As used herein, the term "Acquisition Proposal" means a bona fide proposal (including a written communication that is or becomes the subject of public disclosure) for: (A) any merger, consolidation or acquisition of all or substantially all the assets or liabilities of CBT, any CBT Subsidiary, or any other business combination involving CBT or any CBT Subsidiary; or (B) a transaction involving the transfer of beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 10% or more of the then outstanding shares of CBT Common Stock or the then outstanding shares of common stock of any CBT Subsidiary.

5.06  Update of Disclosure Schedules.  Through the Closing Date, CBT shall update CBT Disclosure Schedule, and NPB shall update the NPB Disclosure Schedule, as promptly as practicable after the occurrence of any event which, if such event had occurred prior to the date hereof, would have been disclosed on such schedule.

5.07  Tax Consequences.  From and after the date of this Agreement and until the Closing, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could prevent the Merger from qualifying as a reorganization under Section 368(a) of the IRC.  Following the Closing, neither NPB, CBT nor any of their affiliates shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could cause the Merger to fail to qualify as a reorganization under Section 368(a) of the IRS.

5.08  Other Undertakings by NPB and CBT.

(a)  Undertakings of CBT.

(i)  Stockholder Approval.  CBT shall call a special meeting of CBT stockholders (the “CBT Stockholders Meeting”) to be held as soon as practicable after the Registration Statement is declared effective by the SEC, for purposes of voting upon the adoption of this Agreement and the approval of the Contemplated Transactions.  CBT shall use commercially reasonable efforts to solicit and obtain the votes of CBT stockholders in favor of the adoption of this Agreement and the approval of the Contemplated Transactions.  Subject to compliance with its fiduciary duties, the Board of Directors of CBT shall recommend approval of such transactions by such stockholders.  In connection with the CBT Stockholders Meeting, NPB and CBT shall cooperate in the preparation of the Prospectus/Proxy Statement and, with the approval of each of NPB and CBT (which approvals will not be unreasonably withheld), the Prospectus/Proxy Statement will be mailed to CBT stockholders within twenty (20) days following the last to be received of (i) the “deemed completed letter” from the FRB and (ii) approval to form Interim Bank from the OSBC.

 (ii)  Updated Fairness Opinion.  CBT shall obtain an updated written opinion from KBW to the effect that the consideration to be received by stockholders of CBT pursuant to this Agreement is fair, from a financial point of view, to such stockholders, dated not more than ten (10) days prior to the date of mailing of the Prospectus/Proxy Statement to the stockholders of CBT, for inclusion in such Prospectus/Proxy Statement.

(iii)  Phase I Environmental Audit.  CBT shall permit NPB, if NPB elects to do so, at its own cost and expense, to cause a "phase I environmental audit" to be performed at any physical location owned or occupied by CBT or any CBT Subsidiary.  NPB must commence a "phase I environmental audit" within thirty (30) days of the date of this Agreement or NPB's right to perform such an audit shall be waived.

(iv)  CBT will use its commercially reasonable best efforts to acquire, as soon as possible and not later than forty-five (45) days following the date hereof, a “key man” life insurance policy naming itself as the beneficiary, and insuring the life of Thomas A. Campbell for a period of five (5) years in an amount of One Million Five Hundred Thousand Dollars ($1,500,000).  CBT will also use its commercially reasonable best efforts to acquire, as soon as possible and not later than forty-five (45) days following the date hereof, a life insurance policy or policies naming NPB as the beneficiary, and insuring the life of Thomas A. Campbell for a period of one (1) year in an amount of Four Million Five Hundred Thousand Dollars ($4,500,000).  CBT will provide to NPB copies of all applications or additional submissions or supplements made by Mr. Campbell in connection with the policies referenced in this Section 5.08(a)(iv), simultaneous with making any submissions to the applicable insurance company or agent.

(b)  Undertakings of NPB and CBT.

(i)  Filings and Approvals.  NPB and CBT shall cooperate with each other in the preparation and filing, as soon as practicable, of:

(A)  the Applications;

(B)  the Registration Statement (including the Prospectus/Proxy Statement) and related filings, if any, under state securities laws relating to the Merger; and

(C)  all other documents necessary to obtain any other approvals and consents required to effect consummation of the Contemplated Transactions.

(ii)  Public Announcements.  NPB and CBT shall agree upon the form and substance of any press release related to this Agreement and the Contemplated Transactions, but nothing contained herein shall prohibit either party, following notification to the other party, from making any disclosure which its counsel deems necessary under applicable law.

(iii)  Maintenance of Insurance.  NPB and each NPB Subsidiary, and CBT and each CBT Subsidiary, shall maintain insurance in such amounts as NPB and CBT, respectively, believe are reasonable to cover such risks as are customary in relation to the character and location of its and their respective Subsidiaries' properties and the nature of its and their respective Subsidiaries' businesses.

(iv)  Maintenance of Books and Records.  NPB and each NPB Subsidiary, and CBT and each CBT Subsidiary, shall maintain books of account and records on a basis consistent with past practice.

(v)  Taxes.  NPB and each NPB Subsidiary, and CBT and each CBT Subsidiary, shall file all federal, state, and local tax returns required to be filed by it on or before the date such returns are due, including any extensions, and pay all taxes shown to be due on such returns on or before the dates such payments are due, except those being contested in good faith.

(vi)  Integration Team.  NPB and CBT shall cooperate with each other in the selection of an integration team, which team shall determine if consolidation of some or all of CBT’s bank and/or trust back room operations is feasible and if so, to plan and implement an orderly, cost-effective consolidation of those operations into NPB's operations.  Consistent with CBT maintaining its independent status prior to the Effective Date, NPB will provide sufficient resources and personnel to effectively guide the integration team.

(vii)  Outside Service Bureau Contracts.  NPB and CBT shall cooperate with each other, and if mutually agreed in the interest of an orderly, cost-effective consolidation of operations, terminate any contract or arrangement CBT or any CBT Subsidiary may have with an outside service bureau (including, but not limited to, any entity that provides data processing services for CBT), provided that (i) no notice regarding any such termination shall be required to be delivered to any outside service bureau until after the Effective Date; (ii) no such termination shall be effective until after the Effective Date; and (iii) any fees or penalties associated with any such termination shall not constitute a Material Adverse Effect with respect to CBT.

(viii)  In-House Operations.  NPB and CBT shall, subject to applicable legal requirements, (i) cooperate with each other, and (ii) if mutually agreed in the interest of an orderly,

cost-effective consolidation of operations and competitive market issues, terminate any in-house back office, support, processing or other operational activities or services of CBT or any CBT Subsidiary, including without limitation accounting, loan processing and deposit services, and substitute a contract or arrangement between NPB or any NPB Subsidiary (as NPB shall select) and CBT for the provision of similar services to CBT or any CBT Subsidiary on terms and conditions mutually acceptable to CBT and NPB.

(ix)  Accruals and Reserves.  At the request of NPB, subject to any limitations imposed by law, GAAP and the fiduciary duties of the Board of Directors of CBT, CBT shall establish such additional accruals and reserves as may be reasonably necessary to conform CBT’s accounting and credit loss reserve practices and methods to those of NPB; provided, however, that CBT shall not be required to take such action prior to the satisfaction (or waiver in writing) of the conditions to Closing set forth in Section 6.01; provided further, however, that no such additional accruals and reserves will be required to be made more than five (5) business days prior to the Closing Date.  No such additional accruals or reserves made by CBT pursuant to this subsection shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred.  The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of CBT or its management with any such adjustments.

(x)  Delivery of Financial Statements.  NPB and CBT shall each deliver to the other, as soon as practicable after the end of each month and after the end of each calendar quarter prior to the Effective Date, commencing with the month ended May 31, 2007, an unaudited consolidated balance sheet as of such date and related unaudited consolidated statements of income and cash flows for the periods then ended, which financial statements shall fairly present, in all material respects, its consolidated financial condition, results of operations and cash flows for the periods then ended in accordance with GAAP, subject to year-end audit adjustments and footnotes.

(xi)  Delivery of SEC Documents.  NPB and CBT shall each deliver to the other copies of all reports filed with the SEC or FDIC under the Exchange Act and the Federal Deposit Insurance Act promptly upon the filing thereof.

(c)  Undertakings of NPB.

(i)  Employees, Severance Policy.

(A)           Subject to NPB's usual personnel and qualification policies, NPB will endeavor to continue the employment of all current non-management employees of CBT in positions that will contribute to the successful performance of the combined organization.  More specifically, NPB will, after consultation with Zissimos A. Frangopoulos, President and Chief Executive Officer of CBT, prior to or soon after the Closing Date, inform each CBT employee of the likelihood of such employee having continued employment with the Surviving Bank following the Closing, it being NPB’s intent to retain most of CBT’s customer contact personnel, and NPB will permit any CBT employee to apply for any employment position posted as available with the

Surviving Bank, NPB, NPBank or any other NPB Subsidiary.  NPB will give any CBT applicant priority consideration.  Where there is a coincidence of responsibilities, NPB will try to reassign the affected individual to a needed position that utilizes the skills and abilities of the individual.  If that is impracticable or if NPB elects to eliminate a position or does not offer the employee comparable employment (i.e., a position of substantially similar job description or responsibilities at substantially the same salary level in a work location within thirty (30) miles of the employee’s then current work location with CBT), NPB will make severance payments to the displaced employee as set forth in this Section 5.08(c)(i).

(B)  Subject to the following minimum and maximum benefits, NPB will grant an eligible employee two weeks of severance pay (at his or her then current pay rate) for each year of an employee's service with CBT or any CBT Subsidiary prior to the employment termination date.  The minimum benefit shall be eight weeks' salary for full-time employees, which will be pro-rated for part-time employees.  The maximum severance benefit will be 26 weeks' salary.

(C)           All employees of CBT or of any CBT Subsidiary on the date hereof will be eligible for severance benefits set forth in this Section 5.08(c)(i), except that:

(1)           No employee of CBT or of any CBT Subsidiary who shall receive any payment or benefit pursuant to any "change in control" agreement or similar plan or right shall be eligible for any severance benefits; and

(2)           No employee of CBT or of any CBT Subsidiary with an operating systems conversion support role of any kind shall be eligible for any severance benefits unless such employee continues in employment for 30 days following the actual consolidation and conversion of CBT’s operating systems with and into NPB's operating systems, which, as of the date hereof, is scheduled to be completed not later than sixty days after the Effective Date.  In addition to these severance benefits, CBT is also authorized to pay retention bonuses to persons identified on Exhibit 5.08(c) in amounts mutually agreed between CBT and NPB prior to Closing provided that those persons remain employed by CBT for 30 days following the conversion of CBT’s computer systems with and into NPB’s operating systems.

(D)           Each person eligible for severance benefits will remain eligible for such benefits if his or her employment is terminated, other than for "cause", within twelve months after the Effective Date.  Any person whose employment with NPB or any NPB Subsidiary is terminated without "cause" after twelve months from the Effective Date shall receive such severance benefit from NPB or such NPB Subsidiary as is provided for in NPB's general severance policy for such terminations (with full credit being given for each year of service with CBT or any CBT Subsidiary in addition to the years of service with NPB or any NPB Subsidiary).

(E)           For purposes of this Section 5.08(c)(i), "cause" means the employer's good faith reasonable belief that the employee (1) committed fraud, theft or embezzlement; (2) falsified corporate records; (3) disseminated confidential information concerning customers, NPB, any NPB Subsidiary or any of its or their employees in violation of any applicable confidentiality agreement or policy; (4) had documented unsatisfactory job performance under NPB's dismissal policy; or (5) violated NPB's Code of Conduct.  The foregoing definition of "cause" is the definition of "cause" used by NPB and its Subsidiaries in the ordinary course of its business.

(ii)  Employee Benefits.

(A)  As of the Effective Date, each employee of CBT or of any CBT Subsidiary who becomes an employee of NPB or of any NPB Subsidiary shall be entitled to full credit for each year of service with CBT of a CBT Subsidiary for purposes of determining eligibility for participation, including, but not limited to, applicability of minimum waiting periods, and vesting, but not benefit accrual for periods of prior service, in NPB's, or as appropriate, in the NPB Subsidiary's, employee benefit plans, programs and policies.  NPB shall use the original date of hire by CBT or a CBT Subsidiary in making these determinations.

(B)  The employee benefits provided to former employees of CBT or a CBT Subsidiary after the Effective Date shall be reasonably equivalent in the aggregate to the employee benefits provided by NPB or its Subsidiaries to their similarly situated employees.  The medical, dental and life insurance plans, programs or policies, if any, that become applicable to former employees of CBT or any CBT Subsidiary shall not contain any exclusion or limitation with respect to any pre-existing condition of any such employees or their dependents and any deductibles or out-of-pocket expenses paid under any CBT Benefit Plans shall be credited towards deductibles and out-of-pocket expenses under applicable plans of NPB upon delivery of appropriate documentation.

(C)  Subject to the other provisions of this Section 5.08(c)(ii) and Section 2.08, after the Effective Date, NPB may discontinue, amend, convert to, or merge with, an NPB or NPB Subsidiary plan any CBT Benefit Plan, subject to such plan's provisions and applicable law.

(iii)  Election of NPBank Director.

(A)           Upon consummation of the Merger and subject to compliance with all applicable legal requirements, NPB shall cause NPBank to elect one person selected by CBT's Board of Directors and approved by NPB (which approval will not be unreasonably withheld) (a "CBT NPBank Nominee") as a director of NPBank, effective the Effective Date, to hold office until his successor is elected and qualified or otherwise in accordance with applicable law, the articles of association and bylaws of NPBank; and NPB and NPBank shall take all steps necessary to insure that CBT NPBank Nominee is re-elected to NPBank's Board of Directors for each of the three years, following the Effective Date if such person is in office as a director of NPBank on the annual election dates.

(B)           If the CBT NPBank Nominee, or any successor, resigns, dies or is otherwise removed from NPBank's Board of Directors prior to the end of the third one-year term, the former CBT directors who are then serving as CBT Board Members, by a plurality vote, shall have the right to select the successor to such CBT NPBank Nominee, or any successor, subject to (A) compliance with the NPB/NPBank Bylaws Restrictions, (B) such person being “independent” as defined by the SEC and Nasdaq, and (C) approval of such person by NPB (which approval will not be unreasonably withheld).  NPB shall take all reasonable steps to elect such successor to the NPBank Board of Directors.

(C)  The covenants in this Section 5.08(c)(iii) shall expire if and when NPB shall be acquired, merged or otherwise sold.

(iv)  CBT Board.

(A)  Upon consummation of the Merger, NPB shall operate CBT as a Delaware banking corporation consisting of all CBT’s present community offices.  The Board of Directors of CBT shall, during this time period, consist of all the members of CBT’s Board of Directors at the Effective Date who are identified by CBT pursuant to Section 1.02(e) above and two representatives selected by NPB, one of which shall serve as the chairman of the board of CBT.  NPB reserves the right to add additional members to the CBT Board of Directors in NPB’s discretion from time to time.

(B)  CBT's current non-employee directors who become CBT Board Members following the Effective Date shall receive a retainer and board meeting fees comparable to the retainer and board  meeting fees received by them as CBT directors at the date hereof.  Other persons who may be selected for service on the CBT Board of Directors shall be compensated as determined by NPB’s Compensation Committee.  CBT's current non-employee directors who become CBT Board Members shall have the option of electing to receive such NPB standard compensation.  The CBT Board Members shall have indemnification and insurance coverage no less favorable than members of the Board of Directors of NPBank.  The consulting agreements with Messrs. Baird and Nesbitt shall not be further extended and shall terminate upon notice at the end of their current terms. NPB intends to offer to Mr. W. Timothy Cashman, II an opportunity to extend the term of his present consulting agreement.

(C)  NPB shall operate CBT and maintain the CBT Board Members at the foregoing compensation level, for a period of at least three years after the Effective Date.  This covenant shall expire if (i) NPB shall be acquired, merged or otherwise sold, or (ii) if agreed to by a majority vote of both the CBT Board Members and the NPBank Board of Directors

(v)  Indemnification, Insurance.

(A)  NPB shall indemnify, defend, and hold harmless the directors, officers, employees and agents of CBT and the CBT Subsidiaries (each, an "Indemnified Party") against all losses, expenses (including reasonable attorneys' fees), claims, damages or liabilities and amounts paid in settlement arising out of actions or omissions or alleged acts or omissions (collectively, "Prior Acts") occurring at or prior to the Effective Date (including the Contemplated Transactions) to the fullest extent permitted by Delaware law, including provisions relating to advances of expenses incurred in the defense of any proceeding to the full extent permitted by Delaware law upon receipt of any undertaking required by Delaware law.  Without limiting the foregoing, in a case (if any) in which a determination by NPB is required to effectuate any indemnification, NPB shall direct, at the election of the Indemnified Party, that the determination shall be made by independent counsel mutually agreed upon between NPB and the Indemnified Party.

(B)  NPB shall use its reasonable best efforts to, and it shall cause CBT to, keep in effect provisions in its articles of incorporation or association and bylaws providing for exculpation of director and officer liability and its indemnification of the Indemnified Parties to the fullest extent permitted by Delaware law, which provisions shall not be amended except as required by applicable law or except to make changes permitted by law that would enlarge the Indemnified Parties' right to indemnification.

(C)  NPB shall use its reasonable best efforts (and CBT shall cooperate and assist prior to the Effective Date in these efforts), at no expense to the beneficiaries, to:

(1)  maintain directors' and officers' liability insurance, together with an errors and omissions policy for trust activities and a special policy for domicile activities, ("D&O Insurance") for the Indemnified Parties with respect to matters occurring at or prior to the Effective Date, issued by a carrier assigned a claims-paying ability rating by A.M. Best & Co. of "A (Excellent)" or higher; or

(2)  obtain coverage for Prior Acts for the Indemnified Parties under the directors' and officers' liability insurance policies currently maintained by NPB;

in either case, providing at least the same coverage as the D&O Insurance currently maintained by CBT and containing terms and conditions which are no less favorable to the beneficiaries, for a period of at least six (6) years, but not less than three (3) years, from the Effective Date; provided, that NPB shall not be obligated to make annual premium payments for such six-year period in respect of the D&O Insurance which exceed, for the portion related to CBT's directors and officers, $313,658 (150% of the annual premium payment, as of January 1, 2007, under CBT's current policy in effect on the date of this Agreement) (the "Maximum Amount"); provided, further, that in no event shall such coverage be maintained for less than three (3) years.  If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount in any year, NPB shall use its reasonable best efforts to maintain the most advantageous policies of directors' and officers' liability insurance obtainable for a premium equal to the Maximum Amount.

(D)  If any claim is made against present or former directors, officers or employees of CBT or any CBT Subsidiary who are covered or potentially covered by insurance, neither NPBank nor NPB shall do anything that would forfeit, jeopardize, restrict or limit the insurance coverage available for that claim until the final disposition thereof.

(E)  If NPB or any of its successors or assigns shall consolidate with or merge into any other person and shall not be the continuing or surviving person of such consolidation or merger or shall transfer all or substantially all of its assets to any person, then and in each case, proper provision shall be made so that the successors and assigns of NPB shall assume the obligations set forth in this Section 5.08(c)(v).

(F)  The provisions of this Section 5.08(c)(vi) are intended to be for the benefit of and shall be enforceable by, each Indemnified Party, his or her heirs and representatives.

(G)  NPB shall pay all expenses, including reasonable attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this Section 5.08(c)(v).

(vi)  Conduct of NPB's Business.  Through the Closing Date, NPB shall use its reasonable good faith efforts to preserve its business organization intact, maintain good relationships with employees, and preserve the good will of customers of NPB and others with whom business relationships exist.  Through the Closing Date, NPB shall not, and NPB shall not permit any NPB Subsidiary to, take any action reasonably likely to (a) result in NPB’s representations and warranties contained in Article IV hereof not being true in any material respect; or (b) result in any of the conditions set forth in Article VI hereof not being satisfied.

(vii)  CBT Common Stock.  NPB will not directly or indirectly acquire any CBT Common stock following the date hereof other than pursuant to the Closing of the Contemplated Transactions.

ARTICLE VI

CONDITIONS

6.01  Conditions to CBT's Obligations under this Agreement.  The obligations of CBT hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by CBT pursuant to Section 8.03 hereof:

(a)  Corporate Proceedings.  All action required to be taken by, or on the part of, NPB to authorize the execution, delivery and performance of this Agreement, and the consummation of the Contemplated Transactions, shall have been duly and validly taken by NPB, and CBT shall have received certified copies of the resolutions evidencing such authorizations.

(b)  Covenants; Representations.  The obligations of NPB required by this Agreement to be performed by NPB at or prior to the Closing Date shall have been duly performed and complied with in all material respects; and the representations and warranties of NPB set forth in this Agreement shall be true and correct in all material respects, as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date, except as to any representation or warranty which specifically relates to an earlier date and except that any representation or warranty that is qualified by materiality or Material Adverse Effect shall be true in all respects as of the date of this Agreement and as of the Closing Date.

(c)  Approvals of Regulatory Authorities.  Procurement by CBT and NPB of all requisite approvals and consents of Regulatory Authorities and the expiration of the statutory waiting period or periods relating thereto for the Contemplated Transactions; and no such approval or consent shall have imposed any condition or requirement (other than conditions or requirements previously disclosed) which would so materially and adversely impact the economic or business benefits to CBT or NPB of the Contemplated Transactions that, had such condition or requirement been known, such party would not, in its reasonable judgment, have entered into this Agreement.

(d)  No Injunction.  There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the Contemplated Transactions.

(e)  Officer's Certificate.  NPB shall have delivered to CBT a certificate, dated the Closing Date and signed, without personal liability, by its Chairman or President, to the effect that the conditions set forth in subsections (a), (b), (c) (only as such subsection relates to NPB) and (d) of this Section 6.01 have been satisfied.

(f)  Registration Statement.  The Registration Statement shall be effective under the Securities Act, and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement; and all approvals deemed necessary by NPB's counsel from state securities or "blue sky" authorities with respect to the Contemplated Transactions shall have been obtained.

(g)  Tax Opinion.  CBT shall have received an opinion of Thacher Proffitt & Wood LLP, special counsel to CBT, dated the Closing Date, to the effect that (a) the Merger constitutes a reorganization under Section 368(a) of the IRC, and (b) any gain realized in the Merger will be recognized only to the extent of cash or other property (other than NPB Common Stock) received in the Merger, in rendering their opinion, such counsel may require and rely upon representations and reasonable assumptions, including those contained in certificates of officers of CBT, NPB and others.

(h)  Approval by CBT's Stockholders.  This Agreement shall have been approved by the stockholders of CBT by such vote as is required by the GCL and the articles of incorporation and bylaws of CBT.

(i)  Other Documents.  CBT shall have received such other certificates, documents or instruments from NPB or its officers or others as CBT shall have reasonably requested in connection with accounting or income tax treatment of the Contemplated Transactions, or related securities law compliance.

(j)  Nasdaq Listing.  The NPB Common Stock, including the NPB Common Stock to be issued in the Merger and pursuant to the Adjusted CBT Options, shall continue to be authorized for quotation on Nasdaq.

(k)  Rights Agreement.  No event shall have occurred which shall result in the grant, issuance or triggering of any right or entitlement or the obligation to grant or issue any interest in NPB Common Stock or enable or allow any right or other interest associated with the Rights Agreement to be exercised, distributed or triggered, and no other event shall have occurred under the Rights Agreement which would materially adversely affect any current or future right or interest of any holders of CBT Common Stock.

(l)  Key Management Agreements.  Neither NPB nor NPBank shall have violated, or taken any action to renounce or repudiate, the Key Management Agreements.

(m)  Exchange Agent Certificate.  CBT shall have received a certificate from the Exchange Agent certifying its receipt of sufficient cash and irrevocable authorization to issue shares of NPB Common Stock to satisfy NPB’s obligations to pay the aggregate Merger Consideration.

6.02  Conditions to NPB's Obligations under this Agreement.  The obligations of NPB hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by NPB pursuant to Section 8.03 hereof:

(a)  Corporate Proceedings.  All action required to be taken by, or on the part of, CBT to authorize the execution, delivery and performance of this Agreement, and the consummation of the Contemplated Transactions, shall have been duly and validly taken by CBT, and NPB shall have received certified copies of the resolutions evidencing such authorizations.

(b)  Covenants; Representations.  The obligations of CBT required by this Agreement to be performed by CBT at or prior to the Closing Date shall have been duly performed and complied with in all material respects; and the representations and warranties of CBT set forth in this Agreement shall be true and correct in all material respects, as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date, except as to any representation or warranty which specifically relates to an earlier date and except as to any representation or warranty to the extent the breach of such representation or warranty does not have a Material Adverse Effect.

(c)  Approvals of Regulatory Authorities.  Procurement by NPB and CBT of all requisite approvals and consents of Regulatory Authorities and the expiration of the statutory waiting period or periods relating thereto for the Contemplated Transactions; and no such approval or consent shall have imposed any condition or requirement (other than conditions or requirements previously disclosed) which would so materially and adversely impact the economic or business benefits to NPB or CBT of the Contemplated Transactions that, had such condition or requirement been known, such party would not, in its reasonable judgment, have entered into this Agreement.

(d)  No Injunction.  There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the Contemplated Transactions.

(e)  Officer's Certificate.  CBT shall have delivered to NPB a certificate, dated the Closing Date and signed, without personal liability, by its Chairman or President, to the effect that the conditions set forth in subsections (a), (b), (c) (only as such subsection relates to CBT) and (d) of this Section 6.02 have been satisfied.

(f)  Registration Statement.  The Registration Statement shall be effective under the Securities Act, and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement; and all approvals deemed necessary by NPB's counsel from state securities or "blue sky" authorities with respect to the Contemplated Transactions shall have been obtained.

(g)  Tax Opinion.  NPB shall have received an opinion of Reed Smith LLP, special counsel to NPB, dated the Closing Date, to the effect that (a) the Merger constitutes a reorganization under Section 368(a) of the IRC, and (b) any gain realized in the Merger will be recognized only to the extent of cash or other property (other than NPB Common Stock) received in the Merger, in rendering their opinion, such counsel or firm may require and rely upon representations and reasonable assumptions, including those contained in certificates of officers of CBT, NPB and others.

(h)  Approval by CBT's Stockholders.  This Agreement shall have been approved by the stockholders of CBT by such vote as is required by the GCL and the certificate of incorporation and bylaws of CBT.

(i)  Other Documents.  NPB shall have received such other certificates, documents or instruments from CBT or its officers or others as NPB shall have reasonably requested in connection with accounting or income tax treatment of the Contemplated Transactions, or related securities law compliance.

(j)  Phase I Environmental Audit Results.  The results of any Phase I environmental audit conducted pursuant to Section 5.08(a)(iii) hereof shall not result in a Material Adverse Effect on CBT; provided, however that (i) any such environmental audit must be initiated within thirty (30) days of the date of this Agreement and (ii) NPB must terminate or irrevocably waive its right to terminate the Agreement for failure of the condition set forth in this Section 6.02(j) within fifteen (15) days of receiving the results of any such environmental audit but in no event later than seventy (70) days from the date of this Agreement.

(k)  Management Retention.  Zissimos A. Frangopoulos, Thomas A. Campbell and Chris J. Cusatis shall remain employed by CBT through the Effective Date; provided, however, that if they are not employed by CBT at the Effective Date by reason of their death or disability, their name shall be excluded from the condition set forth in this Section 6.02(k).

(l)  Dissenters Rights.  The aggregate number of shares of CBT Common Stock that are Dissenters Shares shall not exceed ten percent (10%) of the total number of issued and outstanding shares of CBT Common Stock outstanding and entitled to vote as of the record date for the CBT Stockholders Meeting.

ARTICLE VII

TERMINATION

7.01  Termination.  This Agreement may be terminated on or at any time prior to the Closing Date:

(a)  By the mutual written consent of the parties hereto.

(b)  By NPB or CBT:

(i)  If there shall have been any breach of any representation, warranty or obligation of the other party hereto (subject to the same standards as set forth in Sections 6.01(b) or 6.02(b), as the case may be) and such breach cannot be, or shall not have been, remedied within thirty (30) days after receipt by such party of written notice specifying the nature of such breach and requesting that it be remedied; provided, that, if such breach cannot reasonably be cured within such 30-day period but may reasonably be cured within sixty (60) days, and such cure is being diligently pursued, no such termination shall occur prior to the expiration of such sixty (60)-day period;

(ii)  If the Closing Date shall not have occurred prior to March 31, 2008 (except that if the Closing Date shall not have occurred by such date because of a breach of this Agreement by a party hereto, such breaching party shall not be entitled to terminate this Agreement in accordance with this provision);

(iii)  If any Regulatory Authority whose approval or consent is required for consummation of the Contemplated Transactions shall issue a definitive written denial of such approval or consent and the time period for appeals and requests for reconsideration has run; or

(iv)  If CBT stockholders vote but fail to approve the Merger at the CBT Stockholders Meeting.

(c)  By NPB or CBT at any time during the ten day period following the Determination Date, if, on the Determination Date, the NPB Market Value shall be less than $13.00 per share.

(d)  By the Board of Directors of CBT in the event that such Board shall conclude, in good faith after consultation with its legal and financial advisors, that it must agree to or endorse an Acquisition Proposal and terminate this Agreement in order to comply with its fiduciary duties.

7.02  Effect of Termination.  If this Agreement is terminated pursuant to Section 7.01 hereof or otherwise, this Agreement shall forthwith become void, other than Sections 5.02(c), 7.02 and 8.01 hereof which shall remain in full force and effect, and there shall be no further liability on the part of NPB or CBT to the other, except for any liability of NPB or CBT under such sections of this Agreement and except for any liability arising out of a willful breach of this Agreement giving rise to such termination.  If this Agreement terminates without Closing, NPB shall assign, without recourse, its rights under any policies obtained for its benefit under Section 5.08(a)(iv) and if NPB has received any monies as payment under such policies, it will pay over those monies to CBT within five Business Days of termination of this Agreement, without interest.

ARTICLE VIII

MISCELLANEOUS

8.01  Expenses and Other Fees.

(a)  Except as set forth in Section 8.01(b), each party hereto shall bear and pay all costs and expenses incurred by it in connection with the Contemplated Transactions, including fees and expenses of its own financial consultants, accountants and counsel.

(b)  If CBT fails to complete the Merger after the occurrence of one of the following events, and NPB shall not be in material breach of this Agreement, CBT shall immediately pay NPB a fee of Three Million Dollars ($3,000,000):

(i)  CBT terminates this Agreement pursuant to Section 7.01(d) hereof; or

(ii)  a person or group (as those terms are defined in Section 13(d) of the Exchange Act and the rules and regulations thereunder), other than NPB or an Affiliate of NPB:

(A)  acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 15% or more of the then outstanding shares of CBT Common Stock; or

(B)  enters into an agreement, letter of intent or memorandum of understanding with CBT pursuant to which such person or group or any affiliate of such person or group would:

(1)  merge or consolidate, or enter into any similar transaction, with CBT;

(2)  acquire all or substantially all of the assets or liabilities of CBT; or

(3)  acquire beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 15% or more of the then outstanding shares of CBT Common Stock; or

(iii)  CBT authorizes, recommends or publicly proposes, or publicly announces an intention to authorize, recommend or propose, an agreement, letter of intent or memorandum of understanding described in clause (b)(ii)(B) above; or

(iv)  CBT stockholders vote but fail to approve the Merger at the CBT Stockholders Meeting, or the CBT Stockholders Meeting is cancelled, if prior to the stockholder vote or cancellation:

(A)  CBT Board of Directors shall have withdrawn or modified its recommendation that CBT stockholders approve this Agreement;

(B) there has been an announcement by a person or group (as those terms are defined in Section 13(d) of the Exchange Act and the rules and regulations thereunder), other than NPB or an Affiliate of NPB, of an offer or proposal to acquire 10% or more of CBT Common Stock then outstanding, or to acquire, merge, or consolidate with CBT, or to purchase all or substantially all of CBT's assets; or

(C)  any one or more directors or officers of CBT or other persons who have signed a Letter Agreement, acting jointly or severally, and who, individually or in the aggregate, beneficially own one percent (1%) or more of CBT Common Stock shall have failed to maintain continued ownership of the shares of CBT Common Stock over which he, she or they exercise sole or shared voting power (as identified on his, her or their signed Letter Agreements provided that in no event shall options be deemed shares over which a party has voting power), as required by such signed Letter Agreements; or

(D)  any director or officer of CBT or other person who has signed a Letter Agreement shall have failed to vote at the CBT Stockholders Meeting, the shares of CBT Common Stock over which he or she exercises sole or shared voting power (as identified in his or her signed Letter Agreement provided that in no event shall options be deemed shares over which a party has voting power), as required by such signed Letter Agreement.

8.02  Non-Survival of Representations and Warranties; Disclosure Schedules.  All representations, warranties and, except to the extent specifically provided otherwise herein, agreements and covenants shall terminate on the Closing Date.  Without limiting the foregoing, Sections 1.02(d), 2.07, 2.08, 2.09, and 5.08(c)(i), (ii), (iii), (iv), (v) and (vi) shall survive the Closing.

8.03  Amendment, Extension and Waiver.  Subject to applicable law, at any time prior to the Closing Date (including after the approval of this Agreement and the Merger by CBT stockholders if and to the extent permitted by applicable law), the parties may:

(a)  amend this Agreement;

(b)  extend the time for the performance of any of the obligations or other acts of either party hereto;

(c)  waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; or

(d)  to the extent permitted by law, waive compliance with any of the agreements or conditions contained in Articles V and VI hereof or otherwise.

This Agreement may not be amended except by an instrument in writing signed, by authorized officers, on behalf of the parties hereto.  Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed by a duly authorized officer on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

8.04  Entire Agreement.

(a)  This Agreement, including the documents referred to herein or delivered pursuant hereto, contains the entire agreement and understanding of the parties with respect to its subject matter.  This Agreement supersedes all prior arrangements and understandings between the parties, both written and oral, with respect to its subject matter other than the Confidentiality Agreements.

(b)  This Agreement shall inure to the benefit of and be binding upon the parties hereto and its successors; provided, however, that nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities, and provided, further, that (x) the CBT Board Members may enforce the provisions of Sections 2.08, 2.09, 5.08(c)(i), (ii), (iii), (iv) and (v); (y) former employees whose positions are eliminated, or who are not offered comparable employment (as such term is defined in Section 5.08(c)(i)(A)), by NPB may enforce Section 5.08(c)(i); and (z) and any Indemnified Party may enforce Section 5.08(c)(v).

8.05  No Assignment.  Neither party hereto may assign any of its rights or obligations hereunder to any other person, without the prior written consent of the other party hereto.

8.06  Notices.  All notices or other communications hereunder shall be in writing and shall be deemed given upon delivery if delivered personally, two business days after mailing if mailed by prepaid registered or certified mail, return receipt requested, or upon confirmation of good transmission if sent by telecopy, addressed as follows:

(a)  If to NPB or NPBank, to:

National Penn Bancshares, Inc.
National Penn Bank
Philadelphia and Reading Avenues
P.O. Box 547
Boyertown, Pennsylvania  19512-0547

Attention:     Glenn E. Moyer, President and CEO

Telecopy No.:  610-369-6349

with a copy to:

Lori L. Lasher
Reed Smith LLP
2500 One Liberty Place
1650 Market Street
Philadelphia, PA  19103

Telecopy No.:   215-851-1420

(b)  If to CBT, to:

Christiana Bank & Trust Company
3801 Kennett Pike
Suite C 200
Greenville, Delaware  19807

Attention:    Zissimos A. Frangopoulos, President and CEO
Telecopy No.:     302-421-5815

with a copy to:

Richard A. Schaberg
Thacher Proffitt & Wood llp
1700 Pennsylvania Avenue, NW
Suite 800
Washington, DC 20006

Telecopy No.:  202-626-1930

8.07  Disclosure Schedules.  Information contained on either the CBT Disclosure Schedule or the NPB Disclosure Schedule shall be deemed to cover the express disclosure requirement contained in a representation or warranty of this Agreement and any other representation or warranty of this Agreement of such party where it is readily apparent it applies to such provision.  The mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is or could result in a Material Adverse Effect.

8.08  Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

8.09  Counterparts.  This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

8.10  Severability.  If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

8.11  Governing Law.  This Agreement shall be governed by and construed in accordance with the domestic internal law of the State of Delaware, except to the extent that federal law is applicable by its terms.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

NATIONAL PENN BANCSHARES, INC.

(Corporate Seal)	By: /s/ Glenn E. Moyer
Glenn E. Moyer
President and CEO

Attest: /s/ Sandra L. Spayd
Sandra L. Spayd
Secretary

CHRISTIANA BANK & TRUST COMPANY

(Corporate Seal)

By: /s/ John A. Herdeg
John A. Herdeg
Chairman of the Board

Attest: /s/ W. Timothy Cashman, II
W. Timothy Cashman, II
Secretary